EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT BETWEEN
PETROHUNTER HEAVY OIL LTD. AND PEARL EXPLORATION AND PRODUCTION LTD.
EFFECTIVE OCTOBER 1, 2007

PURCHASE AND SALE AGREEMENT

Between

PETROHUNTER HEAVY OIL LTD.

and

PEARL EXPLORATION AND PRODUCTION LTD.

EFFECTIVE OCTOBER 1, 2007

TABLE OF CONTENTS

 Page

ARTICLE I DEFINITIONS	1

ARTICLE II PURCHASE AND SALE	6
2.1 Purchase and Sale	6
2.2 Assets	6
2.3 Effective Time	8

ARTICLE III PURCHASE PRICE	8
3.1 Total Purchase Price	8
3.2 Adjustments to Initial Purchase Price	10

ARTICLE IV BUYER’S INSPECTION	11
4.1 Access to Records	11
4.2 Disclaimer	11
4.3 Access to the Assets	11

ARTICLE TITLE MATTERS	12
5.1 Definitions	12
5.2 Unit Holdback	14
5.3 Interest Additions	15
5.4 Dispute Resolution	16
5.5 Condemnation and Eminent Domain	16
5.6 Preferential Rights and Consents	16
5.7 Exclusive Remedies	17

ARTICLE VI ENVIRONMENTAL MATTERS	17
6.1 As-Is Where-Is Purchase	17
6.2 Initial Purchase Price Adjustments for Environmental Defects	17
6.3 Exclusive Remedies	20

ARTICLE VII SELLER’S REPRESENTATIONS	20
7.1 Corporate Representations	20
7.2 Seller’s Representations with Respect to the Assets	21

ARTICLE VII BUYER’S REPRESENTATIONS	27
8.1 Organization and Standing	27
8.2 Power	27
8.3 Authorization and Enforceability	27
8.4 Liability for Brokers’ Fees	27
8.5 Litigation	27
8.6 No Bankruptcy	27
8.7 Financial Resources	27
8.8 Buyer’s Evaluation	27
8.9 Canadian Securities Matters	28

ARTICLE IX COVENANTS AND AGREEMENTS	29
9.1 Covenants and Agreements of Seller	29
9.2 Covenants and Agreements of Buyer	31
9.3 Covenants and Agreements of the Parties	33

i

ARTICLE X TAX MATTERS	33
10.1 Apportionment of Tax Liability	33
10.2 Sales Taxes	34
10.3 Survival	34

ARTICLE XI CONDITIONS PRECEDENT TO CLOSING	34
11.1 Seller’s Conditions Precedent	34
11.2 Buyer’s Conditions Precedent	36

ARTICLE XII RIGHT OF TERMINATION AND ABANDONMENT	38
12.1 Termination	38
12.2 Liabilities Upon Termination	39

ARTICLE XIII CLOSING	39
13.1 Date of Closing	39
13.2 Time and Place of Closing	39
13.3 Closing Obligations	39

ARTICLE XIV POST-CLOSING OBLIGATIONS	40
14.1 Post-Closing Adjustments	40
14.2 Records	40
14.3 Proceeds and Invoices For Property Expenses Received After the Final Settlement Date	41
14.4 Further Assurances	41
14.5 Survival	41

ARTICLE XV ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION	41
15.1 Buyer’s Assumption of Liabilities and Obligations	41
15.2 Seller’s Retention of Liabilities and Obligations	41
15.3 Indemnification	42
15.4 Procedure	42
15.5 No Insurance; Subrogation	43
15.6 Reservation as to Non-Parties	44

ARTICLE XVI MISCELLANEOUS	44
16.1 Expenses	44
16.2 Notices	44
16.3 Amendments	45
16.4 Assignment	45
16.5 Announcements	45
16.6 Confidentiality Agreement	45
16.7 Confidentiality	45
16.8 Counterparts	45
16.9 Governing Law	45
16.10 Entire Agreement	46
16.11 Binding Effect	46
16.12 Survival	46
16.13 No Third-Party Beneficiaries	46

ii

EXHIBIT LIST

EXHIBIT A                                Leases
EXHIBIT B                                Wells
EXHIBIT C                                Facilities
EXHIBIT D                                Material Agreements
EXHIBIT E                                Preferential Purchase Rights and Required Consents
EXHIBIT F                                Form of Assignment, Bill of Sale and Conveyance
EXHIBIT F-1                             Form of Assignment of Oil and Gas Leases
EXHIBIT G                                Capital Projects

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 2nd day of November, 2007, but effective October 1, 2007 (the “Effective Date”), by and between PetroHunter Heavy Oil Ltd. (“Seller”), and Pearl Exploration and Production Ltd. (“Buyer”).  Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

ARTICLE I
DEFINITIONS

1.1.                      “Aggregate Adjustment” means the aggregate of the Environmental Defect Adjustment and the Interest Addition Adjustment.

1.2.                      “Aggregate Defect Threshold” has the meaning set forth 5.1(c).

1.3.                      “Agreement” means this Purchase and Sale Agreement.

1.4.                      “Allocated Value” means $1,500 per net acre, with respect to the Fiddler Creek Property only.

1.5.                      “Applicable Securities Laws” means, in reference to a jurisdiction, the securities legislation of such jurisdiction, and the regulations, rules, orders made and forms prescribed thereunder together with all applicable policy statements, instruments, blanket orders and rulings issued by the applicable Securities Commission thereunder.

1.6.                      "Assets" has the meaning set forth in Section 2.2.

1.7.                      ”Assignee” shall mean Pearl Montana Exploration and Production Ltd., a Nevada corporation or such other wholly-owned subsidiary of the Buyer to whom the Buyer may determine to assign this Agreement.

1.8.                      “Assumed Liabilities” has the meaning set forth in Section 15.1.

1.9.                      “Authorization” means, with respect to any Person, any order, permit, approval, consent, acknowledgement, waiver, license or similar authorization of any Governmental Authority having jurisdiction over the Person.

1.10.                      “business day” means a date on which banks are open for the transaction of business in Denver, Colorado and Calgary, Alberta.

1.11.                      “Buyer” means Pearl Exploration and Production Ltd., a company existing under the federal laws of Canada.

1.12.                      "Capital Projects" has the meaning set forth in Section 7.2(a).

1.13.                      “CBCA” means the Canada Business Corporations Act.

1.14.                      “Claim” has the meaning set forth in Section 15.4(d).

1.15.                      "Claim Notice" has the meaning set forth in Section 15.4(c).

1.16.                      "Closing" has the meaning set forth in Section 13.1.

1.17.                      "Closing Amount" has the meaning set forth in Section 3.2(a).

1.18.                      "Closing Date" has the meaning set forth in Section 13.1.

1.19.                      “Common Shares” means the common shares in the capital of the Buyer.

1.20.                      "Defensible Title" has the meaning set forth in Section 5.1(a).

1.21.                      “Dollar” or “$” means, unless otherwise indicated, lawful money of the United States of America.

1.22.                      “ECA” means Energy Corporation of America.

1.23.                      “ECA Agreement” means that certain Asset Purchase and Sale Agreement between ECA, Westech Energy Corporation, and MAB, dated August 1, 2006, subsequently assigned to Seller pursuant to that certain agreement between MAB and Seller, dated September 15, 2006.

1.24.                      “ECA Expiry Date” has the meaning set forth in Section 2.3(b).

1.25.                      “ECA Holdback Shares” has the meaning set forth in Section 2.3(c).

1.26.                      “ECA Leases” means the Leases with respect to those Lands subject to the ECA Agreement.

1.27.                      “Effective Date” has the meaning first captioned above.

1.28.                      "Effective Time" has the meaning set forth in Section 2.4.

1.29.                      “Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, net profit interest, area of mutual interest agreement, title retention agreement, financing statement, royalty, imperfection of title, title exemption, title defect, right of possession or other encumbrance.

1.30.                      “Environmental Consultant” means a third party environmental consultant selected by Buyer and approved by Seller, which approval shall not be unreasonably withheld.

1.31.                      “Environmental Defect” has the meaning set forth in Section 6.2(a).

1.32.                      "Environmental Defect Adjustment" has the meaning set forth in Section 6.2(g).

1.33.                      “Environmental Defect Notice” has the meaning set forth in Section 6.2(b).

1.34.                      “Environmental Defect Value” has the meaning set forth in Section 6.2(e).

1.35.                      “Environmental Defect Notice Date” has the meaning set forth in Section 6.2(b).

1.36.                      "Environmental Defects Threshold" has the meaning set forth in Section 6.2(a).

1.37.                      “Environmental Holdback Shares” has the meaning set forth in Section 6.2(d)(1).

1.38.                      “Environmental Law” means any Law in effect on or before the Effective Date relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials.

1.39.                      “Escrow Agent” has the meaning set forth in Section 5.2(a).

1.40.                      “Exchange” means the TSX Venture Exchange.

1.41.                      "Facilities" has the meaning set forth in Section 2.2(b).

1.42.                      ”Fiddler Creek Area” means Townships 5 and 6 South, Ranges 15 through 18 East (inclusive), in the State of Montana.

1.43.                      “Fiddler Creek Property” means those Leases identified in Exhibit A as being a part of the Fiddler Creek Property.

1.44.                      "Final Initial Purchase Price" has the meaning set forth in Section 14.1(a).

1.45.                      "Final Settlement Date" has the meaning set forth in Section 14.1(a).

1.46.                      “Final Settlement Statement” has the meaning set forth in Section 14.1(a).

1.47.                      “Governmental Authority” means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, court, tribunal, arbitral body, commission, bureau, board administrative or other agency or regulatory body or instrumentality thereof, any quasi-governmental body or private body exercising regulatory, expropriation or taxing authority  under or for the account, if any, of the foregoing and any stock exchange or self-regulatory authority.

1.48.                      “Holdback Shares” has the meaning set forth in Section 5.2(a).

1.49.                      “Hydrocarbons” has the meaning set forth in Section 2.2(a).

1.50.                      "Indemnified Party" has the meaning set forth in Section 15.4(c).

1.51.                      "Indemnifying Party" has the meaning set forth in Section 15.4(c).

1.52.                      “Individual Defect Threshold” has the meaning set forth 5.1(c).

1.53.                      "Initial Purchase Price" has the meaning set forth in Section 3.1(a).

1.54.                      "Interest Addition" has the meaning set forth in Section 5.3.

1.55.                      “Interest Addition Adjustment” has the meaning set forth in Section 5.3.

1.56.                      "Interest Addition Notice" has the meaning set forth in Section 5.3.

1.57.                      “Knowledge” means to the best knowledge of a Person, after making due inquiry and, with respect to a Person which is not an individual, means to the best knowledge of each of the directors and senior officers (including without limitation, Vice President of Land and General Counsel) of such Person, after making due inquiry.

1.58.                      "Lands" has the meaning set forth in Section 2.2(a).

1.59.                      “Laws” means, collectively, all applicable legislation, regulations, instruments, rules, by-laws, statutes, codes, laws, ordnances, orders, judgments, decrees, injunctions, directives, rules, consents, permits, guidelines, approvals and policies and other regulatory instruments of any Governmental Authority.

1.60.                      "Leases" has the meaning set forth in Section 2.2(a).

1.61.                      "Losses" means any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related directly or indirectly or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party hereto (other than such losses which an Indemnified Party is obligated to pay to a third party in connection with an indemnified claim).

1.62.                      “MAB” means MAB Resources LLC.

1.63.                      “Material Adverse Effect” when used in connection with an entity means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of such entity on a consolidated basis or would materially interfere with the ability of such entity to perform its obligations under this Agreement and any ancillary agreement contemplated herein.

1.64.                      "Material Agreements" has the meaning set forth in Section 2.2(d).

1.65.                      “Material Change” has the meaning given to such term in the Securities Act.

1.66.                      “Misrepresentation” means a misrepresentation as defined in the Securities Act.

1.67.                      “NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions.

1.68.                      "NRI" means with respect to any Lease, an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to the Lands covered by such Lease, after giving effect to all royalties, overriding royalties and other burdens upon, measured by, or payable out of production therefrom.

1.69.                      “Offering Jurisdictions” means, collectively, the Province of Alberta and the United States of America.

1.70.                      “Offered Shares” has the meaning set forth in Section 3.1(b).

1.71.                      “Performance Payment” has the meaning set forth in Section 3.1(c).

1.72.                      "Permitted Encumbrances" has the meaning set forth in Section 5.1(b).

1.73.                      “Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns that have a similarly extended meaning.

1.74.                      "Preliminary Settlement Statement" has the meaning set forth in Section 3.2(a).

1.75.                      "Property Expenses" has the meaning set forth in Section 3.2(b).

1.76.                      "Records" has the meaning set forth in Section 2.2(e).

1.77.                      “Regulation D” means Regulation D as promulgated under the 1933 Act.

1.78.                      “Regulations S” means Regulation S as promulgated under the 1933 Act.

1.79.                       “Remediation” means actions taken to correct an Environmental Defect in order to conform in all material respects with Environmental Laws and as recommended in writing by an Environmental Consultant.

1.80.                       “Remediation Costs” means the costs or estimates thereof, to remediate a particular Environmental Defect, as estimated in writing by an Environmental Consultant.

1.81.                      “Reporting Jurisdictions” means collectively the provinces of British Columbia and Alberta.

1.82.                      "Required Consents" has the meaning set forth in Section 5.6.

1.83.                      “Retained Liabilities” has the meaning set forth in Section 15.2.

1.84.                      “Retained Litigation Liabilities” has the meaning set forth in Section 15.2.

1.85.                      “Securities Act” means the Securities Act (Alberta) as amended.

1.86.                      “Securities Commissions” means collectively, the applicable securities commission or regulatory authority in each of the Offering Jurisdictions.

1.87.                      “Seller” means PetroHunter Heavy Oil Ltd., a corporation existing under the laws of the State of Nevada.

1.88.                      "Taxes" has the meaning set forth in Section 10.1.

1.89.                      “Title Defect Notice” has the meaning set forth in Section 5.2(b).

1.90.                      ”Title Defect Notice Date” has the meaning set forth in Section 5.2(b).

1.91.                      "Title Defect" has the meaning set forth in Section 5.1(c).

1.92.                      "Title Defect Value" has the meaning set forth in Section 5.1(d).

1.93.                      “Total Purchase Price” has the meaning set forth in Section 3.1.

1.94.                      “Transfer Agent” means Computershare Investor Services Inc., in its capacity as transfer agent and registrar of the Buyer at its principal offices in Calgary, Alberta.

1.95.                      “Unit Agreement” means the Unit Agreement of the Development and Operation of the Fiddler Creek Unit Area, County of Stillwater, Montana, in the form approved by the Bureau of Land Management in its letter to Seller, dated October 29, 2007, together with the Unit Operating Agreement related thereto to be entered into by Seller.

1.96.                      “Unit Well” has the meaning set forth in Section 9.1(a)(3).

1.97.                      "Wells" has the meaning set forth in Section 2.2(b).

1.98.                      "WI" means with respect to any Lease, a working interest (expressed as a percentage or decimal fraction) in and to such Lease and all rights and obligations of every kind and character appurtenant thereto, or arising therefrom, without regard to any royalties, overriding royalties or other encumbrances or charges against production therefrom, insofar as such interest is burdened with the obligations to bear and pay costs and expenses attributable to the maintenance, development and operation of the Lands covered by such Lease.

1.99.                      “1933 Act” means the United States Securities Act of 1933 as amended.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase and Sale.    In consideration of the mutual promises, covenants and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller agrees to sell the Assets to Buyer and Buyer agrees to purchase the Assets from the Seller, pursuant to the terms and conditions of this Agreement.

2.2           Assets.   As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following:

(a)           (i) The oil, gas and mineral leases, other fee interests, royalty interests, overriding royalty interests, and other leasehold interests specifically described in Exhibit A (the “Leases”), (ii) the oil, gas and all other hydrocarbons and minerals (including but not limited to coalbed methane) and other products and byproducts (collectively referred to herein as “Hydrocarbons”) attributable to the Leases and the lands covered thereby (the “Lands”) including any Hydrocarbons extracted from the Lands from and after the Effective Time, (iii) the Lands, and (iv) to the extent transferable, all contract rights and interests associated with the Leases and Hydrocarbons, thereon.

(b)            The oil and gas wells located on the Leases or Lands or on lands pooled or unitized therewith, including any wells in progress that have been spudded, if any, specifically including, without limitation, the wells described in Exhibit B (collectively, the “Wells”), and the gathering lines, pipelines, tanks, separation equipment, processing plants, and property associated therewith, including those specifically described in Exhibit C (collectively, the “Facilities”), together with all injection and disposal wells on the Lands or on lands pooled or unitized therewith, and all real property, personal property, equipment, fixtures, improvements, permits, rights-of-way, easements, licenses and site leases used or held for use in connection with the production, separation, gathering, treatment, processing, storing, transporting, sale or disposal of Hydrocarbons or water produced from the properties and interests described in this Section 2.2 including, without limitation, all equipment installed, or in the process of being installed, on the Wells and Facilities as of the Effective Time.

(c)             The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in this Section 2.2 and to the production of Hydrocarbons, if any, attributable to said properties and interests.

(d)             Subject to Section 11.2(k), all existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements, exploration agreements, surface leases, permits and licenses, surface use agreements, other surface rights, subsurface use agreements, and other contracts, agreements and instruments, insofar as they relate to the properties and interests described in this Section 2.2, including without limitation, the material agreements described in Exhibit D (the “Material Agreements”).

(e)              All the files, records and data maintained by Seller and relating to the interests described in this Section 2.2 (including without limitation, all engineering files, lease files, land files, well files, drilling reports, files relating to the Material Agreements, division order files, abstracts and title opinions and copies of applicable accounting records and copies of all land, geological, geophysical data, maps and interpretations), but only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Assets or the mapping/evaluation of the Assets (the “Records”).  To the extent the Buyer must obtain permission and/or pay a licensing fee to a third party to have access to the data, the Buyer and the Seller will cooperate to obtain the same, at the Buyer’s sole expense.

2.3           Transfer of ECA Assets

(a)              Notwithstanding anything to the contrary in this Agreement, Buyer will not be required to acquire any of the ECA Leases or any of the Wells located on lands covered by the ECA Leases or any other Assets related exclusively thereto (collectively, the ECA Leases, such Wells and such other Assets are referred to as the "ECA Assets") until such time at or after Closing as ECA has agreed to an amendment to the ECA Agreement in form and content satisfactory to Buyer.  If at Closing no such amendment has been entered into then the ECA Assets shall not be transferred to Buyer at Closing and, pending transfer of the ECA Assets, the Total Purchase Price will be reduced by the amount of US$6,583,030, with the total number of Offered Shares being reduced by 960,025 shares (the "ECA Shares"), and the Performance Payment being reduced by US$2,742,929.09 (to US$9,757,070.91).   In the event the ECA Assets are not transferred to Buyer at Closing, any adjustments to the Initial Purchase Price that would otherwise be required by Section 3.2 shall not be made at Closing but shall instead be applied at the time at which the ECA Assets are actually transferred, and the number of ECA Shares issuable at such time shall be adjusted accordingly, with each ECA Share being deemed to have a value of US$4.00.

(b)              From the date hereof until the date six months from the date of this Agreement (the “ECA Expiry Date”), Buyer shall provide Seller with regular and timely updates as to the status of its negotiations with ECA.  Upon Buyer and ECA entering into an agreement with respect to the ECA Leases or upon the ECA Agreement otherwise being amended, in either case in form and content satisfactory to Buyer, Buyer shall so advise Seller in writing and

Buyer and Seller will proceed expeditiously to transfer the ECA Assets from Seller to Buyer and each of the parties shall take all such actions as are necessary to effect such transfer.

(c)              Concurrently with the transfer referred to in Section 2.3(b), the amount of the Performance Payment shall be re-adjusted to $12,500,000 and Buyer will issue share certificates registered in Seller's name representing the ECA Shares, of which an aggregate of 551,001 ECA Shares (plus or minus the amount of any adjustment pursuant to Section 2.3(a)) shall be delivered to Seller and the remaining 409,024 ECA Shares (the "ECA Holdback Shares") will be delivered to the Escrow Agent.  The ECA Holdback Shares will be held in escrow by the Escrow Agent and may be released from escrow under the same terms as provided in Section 5.2, mutatis mutandis, provided that for purposes of this Section 2.3(b): (1) the term "Holdback Shares" shall be deemed to refer to the ECA Holdback Shares; (2)  the term "Lands" shall refer to the lands covered by the ECA Leases; (3) the Closing shall be deemed to have occurred on the date on which the ECA Assets were transferred to Buyer hereunder; and (4) the term "Aggregate Defect Threshold" shall be deemed to mean US$200,000.

(d)              In the event that Seller no longer holds an interest to the ECA Assets prior to the ECA Expiry Date and Buyer instead enters into a binding agreement to acquire the ECA Leases from ECA prior to the ECA Expiry Date, then Section 2.3(c) will apply regardless of the fact that Buyer did not acquire the ECA Assets directly from the Seller, Buyer shall issue the ECA Shares and the Performance Payment shall be re-adjusted in exchange for which Seller shall concurrently transfer to Buyer any remaining ECA Assets to which it holds title.  For greater certainty, in the event that Buyer does not enter into a binding agreement to acquire the ECA Leases from ECA prior to the ECA Expiry Date, Section 2.3(c) shall not apply, the ECA Shares will not be issued and the Performance Payment shall not be re-adjusted.

2.4           Effective Time.  The purchase and sale of the Assets shall be effective at 12:01 a.m. Mountain Time on the Effective Date (the “Effective Time”).

ARTICLE III
PURCHASE PRICE

3.1           Total Purchase Price.  Subject to adjustment as set forth herein and subject to the Performance Payment becoming due and payable, the total purchase price for the Assets shall be thirty million dollars (US$30,000,000) comprised of the Initial Purchase Price, the Offered Shares, and the Performance Payment, as set forth below (the “Total Purchase Price”):

(a)           Initial Purchase Price.  A cash payment in the amount of seven million five hundred thousand dollars (US$7,500,000) (subject to adjustments pursuant to Section 3.2), payable upon the Closing (the “Initial Purchase Price”).

(b)           Offered Shares.  A payment in kind consisting of 2,500,000 Common Shares which the parties hereto agree have a deemed value equal to US$4.00 per share and ten million dollars (US$10,000,000) in the aggregate (the “Offered Shares”).  Seller acknowledges that these shares will be subject to a four month hold period under Applicable Securities Laws in Canada during which the Seller shall not sell or dispose of the shares except in accordance with Applicable Securities Laws.  Seller further acknowledges that a certain number of Offered Shares might become subject to Sections 2.3, 5.2 and/or 6.2, thereby resulting in a reduction in the number of Offered Shares which become due and payable to Seller at Closing or a reduction in the number of Offered Shares which become due after Closing, in which event the term “Offered Shares” will be amended accordingly.

(c)           Performance Payment.

(1)           A cash payment in the amount of $9,757,070.91 (or twelve million five hundred thousand dollars (US$12,500,000) in the event that Buyer enters into a binding agreement to acquire the ECA Leases prior to the ECA Expiry Date), payable within fifteen (15) days after the earlier to occur of: (i) production from the Assets reaching 5,000 barrels of oil equivalent per day; or (ii) Buyer receiving a completed reserve report indicating that proven reserves on the Lands equal or exceed fifty million barrels of oil equivalent, as certified by a third party reserve engineer selected by the Buyer at its sole discretion and subject to the provisions of Section 3.1(c)(2) and (3), below (with said payment referred to herein as the “Performance Payment”).  The Buyer shall provide Seller with a copy of any and all completed reserve reports (in final form only) prepared by any third party reserve engineer pertaining to the Lands, within ten (10) days after Buyer’s receipt thereof.

(2)           For purposes of this Section 3.1(c), the Buyer shall proceed with the evaluation and development of the Assets in such manner and at such times which it sees fit, in its sole direction, provided that any evaluation or development which Buyer elects to proceed with shall be conducted in accordance with industry standards.  For greater certainty, the Parties agree that there are no implied covenants on the Buyer to develop the Assets or to produce Hydrocarbons therefrom.  Until the Performance Payment is paid in full or the obligations of Buyer under this Section 3.1(c) have expired, Buyer shall provide to Seller (A) a written statement of average daily production from the Assets commencing 90 days after the Closing, and quarterly thereafter, and (B) a third party reserve engineer report pertaining to the Lands prepared by a third party reserve engineer selected by Buyer at its sole discretion, to be provided to Seller annually concurrently with filing of such report by Buyer with the Alberta Securities Commission.  Seller shall have the right to review Buyer’s books and records pertaining to the Assets, in Buyer’s offices during normal business hours and, in the event that Seller’s engineers believe in good faith that the threshold set out above has been met or exceeded, to require Buyer obtain a third party reserve engineer report (in addition to the annual report referred to in subparagraph (B) above) prepared by a third party reserve engineer selected by Buyer at its sole discretion in either case, once annually up to the time the Performance Payment is made in full or the obligations of Buyer under this Section 3.1(c)(2) have expired.  The third party reserve engineer shall be a person or entity generally regarded by other oil and gas industry reserve engineers as reputable and competent.  The determination of the third party reserve engineer appointed pursuant to Sections 3.1(c)(1) and 3.1(c)(2) shall be final and determinative of the quantum of the proven reserves as of the date of such determination, and shall be based on all actual objective data available to Buyer at the time of such determination.  In the event that the performance targets have not been achieved within three (3) years after the Effective Date of this Agreement, the Performance Payment obligations of Buyer hereunder shall expire and the Total Purchase Price shall be reduced accordingly.

(3)           Buyer’s obligation to make the Performance Payment shall survive the Closing and shall constitute a covenant enforceable against Buyer irrespective of any subsequent disposition by Buyer of any of the Assets.   That is, the daily production and proven reserves attributable to all the Assets, as described in Exhibit A, shall be calculated on a cumulative basis for the purpose of determining whether the Performance Payment is due, regardless of the ownership of the Assets at the time that one or both of the thresholds are met.  For greater certainty, the obligations in this Section 3.1(c)(3) do not burden or otherwise run with the Assets or any of the Lands comprising a part of the Assets and, after Closing, Buyer may sell, transfer, assign or otherwise dispose of the Assets or any part of them to any other party free and clear of such obligations, provided that Buyer may not sell, transfer, assign or otherwise dispose of any Assets unless Buyer obtains a covenant from the transferee thereof to provide Buyer with the information and reports referred to in Section 3.1(c)(2) and Buyer agrees to continue to provide such information and reports to Seller in accordance with Section 3.1(c)(2) notwithstanding such sale, transfer, assignment or disposal.  If Buyer assigns all or any rights and obligations under this Agreement pursuant to Section 16.4 before Closing, or if Buyer sells, transfers, assigns or otherwise disposes of all or any portion of the Assets to an affiliate or subsidiary of Buyer at any time after Closing, then both Buyer and such transferee shall be bound by the obligations contained in this Section 3.1(c)(3).

3.2           Adjustments to Initial Purchase Price.  All adjustments to the Initial Purchase Price shall be made according to the factors described in this Section 3.2, in accordance with United States generally accepted accounting principles as consistently applied in the oil and gas industry, and without duplication.

(a)           Preliminary Settlement Statement.  The Initial Purchase Price shall be adjusted at Closing pursuant to a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared by Seller and submitted to Buyer prior to or at Closing for Buyer’s comment and review.  Prior to Closing, the Seller shall provide Buyer wire transfer instructions for payment of the Initial Purchase Price, and the Parties shall agree upon the Preliminary Settlement Statement.  The Preliminary Settlement Statement shall set forth the amount to be paid at Closing, including all adjustments to the Initial Purchase Price and associated calculations, adjusted as provided in this Agreement using reasonable estimates if actual numbers are not available (the “Closing Amount”).

(b)           Property Expenses.  The term “Property Expenses” shall mean all capital expenses, operating expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, Taxes (as defined and apportioned as of the Effective Time pursuant to Article X), drilling expenses (including all expenses related to drilling the Unit Well), completion expenses, workover expenses, geological, geophysical and any other exploration, development or maintenance expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets prior to the Effective Time or after the Effective Time, as applicable, but shall not include any of Seller’s general and administrative expenses to the extent not chargeable under applicable operating agreements.

(c)           Upward Adjustments.  The Initial Purchase Price shall be adjusted upward by:

           (1)           An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, paid by or on behalf of Seller that are attributable to the period after the Effective Time;

(2)           To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets during the period of time occurring after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid rental charges and utility charges, but excluding paid up lease rentals;

(3)           In the event that the Interest Addition Adjustment exceeds the Environmental Defect Adjustment, an amount equal to the Aggregate Adjustment, but only to the extent the Aggregate Adjustment amount exceeds five percent of the Total Purchase Price prior to adjustment pursuant to Section 3.2;

(4)           Any other amount as may be agreed to in writing by Buyer and Seller; and

(d)           Downward Adjustments.  The Initial Purchase Price shall be adjusted downward by:

(1)           The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that are attributable to the period prior to the Effective Time;

(2)           In the event the Environmental Defect Adjustment exceeds the Interest Addition Adjustment, an amount equal to the Aggregate Adjustment, but only to the extent the Aggregate Adjustment amount exceeds five percent of the Total Purchase Price prior to adjustment pursuant to Section 3.2;

(3)           An amount equal to the value of Assets excluded from the Closing pursuant to Section 5.6; and

(4)           Any other amount as may be agreed to in writing by Buyer and Seller.

ARTICLE IV
BUYER’S INSPECTION

4.1           Access to Records.  From and after the date hereof until Closing and subject to Sections 9.3(a) and (b), Seller and its agents and representatives will make the Records, and any other information relating directly to the Seller’s ownership and operation of the Assets in Seller’s possession, available to Buyer and its agents and representatives for inspection and review during normal business hours to permit Buyer to perform its due diligence review.  Buyer may inspect and copy the Records, at its sole expense, and such additional information only to the extent such inspection does not violate any contractual commitment of Seller to a third party.

4.2           Disclaimer.  Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records and the Assets, or any information provided by Seller to the Buyer prior to the Effective Date, or any information contained therein.  Buyer agrees that any conclusions drawn from the Records and from any information provided by Seller to Buyer prior to the Effective Date shall be the result of its own independent review and judgment.

4.3           Access to the Assets.  To the extent that Seller is legally able, Seller agrees to grant Buyer and its agents and representatives access to the Assets during reasonable business hours, so Buyer may conduct, at its sole risk and expense, on-site inspections and environmental assessments of the Assets.  If Buyer or its agents prepares an environmental assessment of any Asset, Buyer agrees to keep such assessment confidential for a period of three years following the Effective Date in the event the Parties are not able to effect a Closing of this Agreement.  In connection with any on-site inspections, Buyer (i) agrees not to interfere with the normal operation of the Assets, and (ii) agrees to comply with all requirements of the operators of the Assets.  Buyer waives, releases and agrees to indemnify Seller, and its directors, officers, shareholders, members, employees, agents and representatives against all liabilities and obligations, including without limitation, personal injury, death and/or property damage, arising from Buyer’s activities on the Assets except to the extent such liabilities or damages are caused by Seller’s negligence or willful misconduct.  The provisions of this Section shall survive Closing and termination of this Agreement.

ARTICLE V
TITLE MATTERS

5.1           Definitions.

(a)           Defensible Title.  “Defensible Title” means such recorded title to the Assets that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive and retain, without suspension, reduction or termination, not less than the NRI in the Assets as set forth on Exhibits A and B through the economic life of such Assets (assuming termination of those interests required to be terminated in accordance with Sections 11.2(k) and (l)); (ii) obligates the Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the Assets as described on Exhibits A and B through the economic life of such Asset in an amount not greater than WI set forth in Exhibits A and B for each Asset through the economic life of such Asset (assuming termination of those interests required to be terminated in accordance with Sections 11.2(k) and (l)); (iii) is free and clear of Title Defects; and (iv) is not subject to any Required Consent which has not been obtained with respect to transfer to Buyer pursuant to this Agreement or to any right of first refusal or other preferential right which has not been waived by the holder thereof with respect to transfer to Buyer pursuant to this Agreement.

(b)           Permitted Encumbrances.  “Permitted Encumbrances” means:

(1)           lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) as set forth in Exhibits A and B (other than such as are required to be terminated in accordance with Section 11.2(k) and (l));

(2)           liens for Taxes, or similar assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so required by statute, for which a bond has been posted;

(3)           all required notices, consents, actions, or filings with any governmental agency related to conveyance of the applicable Asset, if the same are customarily obtained after Closing;

(4)           rights of reassignment to third parties upon the surrender or expiration of any Lease;

(5)           easements (including but not limited to conservation easements and set-asides), rights-of-way, servitudes, permits, surface leases, permits and licenses, surface use agreements and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation or value of the affected Asset;

(6)           the terms and conditions of the Material Agreements that do not operate to reduce the NRI below that set forth in Exhibits A and B or increase the WI to greater than the WI set forth in Exhibits A and B (in each case, assuming termination of those interests required to be terminated in accordance with Section 11.2(k) and (l)); and

(7)           materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (ii) if their validity is being contested in good faith by appropriate action.

(c)           Title Defect.  “Title Defect” means any Encumbrance, claim upon, defect in or objection to property title to an individual Lease within the Fiddler Creek Property only.  Buyer shall not have the right or ability to claim the existence of any Title Defects other than with respect to the Fiddler Creek Property.   The “Individual Defect Threshold” shall be US$30,000 for each Lease individually, and the “Aggregate Defect Threshold” shall be US$1,000,000 for Title Defects applicable to Leases in the aggregate.  For greater certainty, for example, if there are Title Defects totaling US$25,000 applicable to Lease #1 and Title Defects totaling US$75,000 applicable to Lease #2, only Lease #2 will be included in the total value of Title Defects.  Further, if the total amount of Title Defects (for those Leases which meet the Individual Defect Threshold does not reach or exceed the US$1,000,000 Aggregate Defect Threshold, there shall not be any adjustment to the Purchase Price pursuant to Section 5.2(b).  If the Title Defect Value of an asserted Title Defect does not reduce the value of the specific Lease by an amount greater than the Individual Defect Threshold or, together with the Title Defect Value of other Title Defects with respect to all Leases, by an amount greater than the Aggregate Defect Threshold, the Buyer will be deemed to have Defensible Title for such Lease, notwithstanding such Title Defect.  Notwithstanding the foregoing, the following shall not be considered Title Defects with respect to a specific Lease:

(1)           defects based solely on lack of information in the Seller’s files, provided that recorded evidence in lieu of any such lacking information otherwise exists;

(2)           nominal defects in the early chain of title, such as failure to recite marital status or omissions of successors of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant Asset;

(3)           defects related to mineral ownership other than oil and natural gas, condensate, and associated gas (including coalbed methane);

(4)           defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the Asset; and

(5)           defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

(d)           Title Defect Value.  “Title Defect Value” means the amount by which the value of a specific Asset affected by an asserted Title Defect is reduced by such asserted Title Defect (and assuming the value of each Lease shall be US$1500 multiplied by the number of net acres of such Lease).  In determining the Title Defect Value, the Parties intend to include only that portion of the Lease affected by the Title Defect.  The Parties shall determine the Title Defect Value as follows:

(1)           If the Title Defect is an indebtedness secured by an Encumbrance on an Asset that may be discharged in full by the satisfaction of such indebtedness, the Title Defect Value shall be the total amount to discharge such indebtedness (together with all applicable filing or regulatory fees relating to such discharge) so that such Encumbrance no longer burdens the Asset.

(2)           If the Title Defect is an actual reduction in NRI with no change in WI, the Title Defect Value shall be the value for the particular Lease, multiplied by a fraction, the number of which is the actual NRI and the denominator of which is the NRI as set forth on Exhibits A and B.

(3)           If the Title Defect is an actual increase in WI with no proportionate increase in the NRI as set forth on Exhibits A and B, the Buyer will submit to Seller a proposed Title Defect Value calculated as the difference between the value for such Lease and the value for such Lease recalculated as the net present value of the affected Lease determined by using the same economic model made by Buyer to determine the value of the Lease, but using instead the actual WI of the Seller.  If Buyer and Seller agree on such amount, then such amount shall be the Title Defect Value for such Title Defect.  If Buyer and Seller are unable to agree on such amount, the Title Defect Value shall be determined in accordance with Section 5.4, using a mutually agreed reservoir engineer (instead of a title attorney) to make a final determination of the Title Defect Value for such Title Defect.

(4)           If the Title Defect is not of a type described in subsections (1), (2) or (3), then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including without limitation, the value of the affected Lease, whether the Title Defect represents only a possibility of title failure and the probability that such failure will occur; and the legal effect of the Title Defect.  If Buyer and Seller are unable to agree on such amount, the Title Defect Value shall be determined in accordance with Section 5.4, using a mutually agreed reservoir engineer (instead of a title attorney) to make a final determination of the Title Defect Value for such Title Defect.

5.2           Unit Holdback.

(a)           Unit Holdback.  Subject to Section 2.3, with respect to any and all Lands for which Buyer has not confirmed that Seller has Defensible Title within the Fiddler Creek Property only (the “Non-Confirmed Leases”), at Closing Buyer shall deliver to a mutually agreed-upon escrow agent (the “Escrow Agent”) certificates representing 592,822 Offered Shares (the “Holdback Shares”) and said Holdback Shares shall remain in the Escrow Agent’s possession and control pursuant to this Section 5.2.  Seller shall use its best efforts to provide Buyer with evidence as to Defensible Title to the Non-Confirmed Leases and to cure any applicable Title Defect post-Closing.  Subject to Section 2.3, there shall not be any adjustment to the Initial Purchase Price or to the Total Purchase Price, or any other recourse by Buyer, for any alleged title defect on Leases or other Assets other than the Non-Confirmed Leases.

(b)           Title Defects Notice.  Buyer shall as soon as reasonably possible after Closing, but no later than 30 days after Closing (the “Title Defect Notice Date”), give Seller written notice of asserted Title Defects (the “Title Defect Notice”) with respect to the Non-Confirmed Leases.  In order to be validly submitted, the Title Defect Notice must: (i) be in writing and received on or before the Title Defect Notice Date; (ii) identify the Asset affected by such asserted Title Defect; (iii) describe each asserted Title Defect and the basis for such assertion in reasonably specific detail; (iv) state the Allocated Value of the affected Asset; and (v) state Buyer’s good faith estimate and calculation of the asserted Title Defect Value.  Upon the written request of the Seller, the Buyer shall provide supporting documentation (to the extent such supporting documentation is available) to Seller within three business days, for each asserted

Title Defect which shall include, but not be limited to, (w) Buyer’s computation of the estimated Title Defect Value and, if applicable, any curative action necessary to cure the Title Defect, (x) if the basis is derived from any document, a copy of such document (or pertinent part thereof) or (y) if the basis is derived from any gap in the Seller’s chain of title, the recorded documents preceding and following the gap, or (z) if the basis is not as described in clauses (x) and (y) above, then reasonable, written documentation.  The Buyer irrevocably waives all Title Defects that are not submitted in a timely manner or are not validly submitted.  On the Title Defect Notice Date or on the earlier submission of the Title Defect Notice to Seller, Buyer and Seller shall direct the Escrow Agent to release all Holdback Shares from escrow other than a number of Holdback Shares (the “Retained Holdback Shares”) with a value (deemed to be US$4.00 per share) equal to the aggregate Title Defect Value set out in the Title Defect Notice, and the Retained Holdback Shares will continue to be held in escrow by the Escrow Agent pending resolution of the process outlined in this Section 5.2.

(c)           Purchase Price Adjustments for Title Defects.  Seller will provide a written response to Buyer’s Title Defect Notice no later than five business days after receipt thereof, which shall include identification of any Title Defects Seller disputes.  The Final Purchase Price shall be subject to adjustment by an amount equal to the aggregate of all Title Defect Values, but only to the extent each Title Defect exceeds the Individual Defect Threshold and the aggregate exceeds the Aggregate Defect Threshold (with such amount being the “Title Defect Adjustment”), unless: (i) Seller successfully contests the Title Defect, in which case the provisions of Section 5.4 shall apply, or (ii) Seller cures the Title Defect no later than ninety calendar days after Closing, or (iii) Buyer agrees in writing to waive the relevant Title Defect, or (iv) Seller elects on or before the date ninety calendar days after Closing to indemnify Buyer against any Loss attributable to the relevant Title Defect.

(d)           Actions to be taken after Closing.  If Seller cannot cure the applicable Title Defect within ninety days from the Closing Date (or such longer period as may be agreed to by the Parties), and if Buyer does not waive the Title Defect, then Seller may substitute and assign to Buyer new Leases (obtained by Seller after Closing within the Fiddler Creek Property) acceptable to Buyer in its sole discretion for all or a portion of the number of net acres which are the subject of the applicable Title Defect.  To the extent Seller does not cure the Title Defect and Buyer does not accept said substitute Leases (if any), for any reason, then the Total Purchase Price will be reduced by the amount of the Title Defect Value applicable to such Lease, and the Parties shall instruct the Escrow Agent to return the applicable number of Retained Holdback Shares to Buyer.  To the extent that Seller cures the applicable Title Defect or provides evidence satisfactory to Buyer as to Defensible Title or to the extent Buyer accepts substitute Leases within the ninety calendar day time period (or such longer period as may be agreed to by the Parties), or if Buyer waives the Title Defect, Buyer and Seller shall instruct the Escrow Agent to deliver to Seller the applicable number of Retained Holdback Shares.  In the event that the total value of outstanding Title Defects does not exceed the Aggregate Defect Threshold at any time within ninety days of the Closing Date then Seller shall be deemed to have Defensible Title to all such Leases and Buyer and Seller shall instruct the Escrow Agent to deliver to Seller the remaining Holdback Shares.

5.3           Interest Additions. Promptly on discovery by Seller, before or up to 90 days after Closing, Seller shall in good faith notify Buyer in writing (“Interest Addition Notice”) of any lease or interest to which Seller has Defensible Title that is located within the Fiddler Creek Area, but is not set forth on Exhibit A, including any NRI increases without a proportionate change in WI, or WI decreases without a proportionate change in NRI (an “Interest Addition”).  If on or before the last business day before Closing, Buyer has actual knowledge of an Interest Addition, Buyer shall promptly notify Seller of same.  Upon receipt of an Interest Addition Notice or discovery by Buyer of an Interest Addition, Buyer may, in its sole discretion, provide notice to Seller that Buyer wishes to acquire the Interest Addition, in which case the Interest Addition shall be deemed to be a part of the Assets hereunder for all purposes.  If any Interest Additions become a part of the Assets prior to Closing, the Initial Purchase Price shall be subject to adjustment at Closing pursuant to Section 3.2 by an amount equal to the aggregate out of pocket costs incurred by the Seller in acquiring all such Interest Additions (with such amount being the “Interest Addition Adjustment”).  The Parties in good faith taking into account all relevant factors shall determine the amount of Interest Addition Adjustment. If the Parties cannot agree on the amount of the Interest Addition Adjustment, such amount shall be determined in the same manner as provided in Section 5.4, mutatis mutandis, for resolving Title Defect disputes.  If any Interest Additions become a part of the Assets after Closing, Seller shall transfer such Interest Additions to Buyer promptly after receipt of Buyer's notice of acceptance of such and Buyer shall concurrently pay to Seller an amount equal to the aggregate out of pocket costs incurred by the Seller in acquiring such Interest Additions.

5.4           Dispute Resolution.  If the Parties cannot agree upon whether Buyer has Defensible Title to or the Title Defect Value of a particular Asset comprising a part of the Fiddler Creek Property, the matter shall be submitted to a mutually agreed attorney experienced in oil and gas title matters in the applicable jurisdiction.  The fees and expenses of such attorney shall be borne, in full, by the losing party.  The attorney so selected shall make a final written determination as to whether the Seller  holds less than Defensible Title (taking into consideration the Individual or Aggregate Defect Threshold, as applicable), or the Title Defect Value, as the case may be.  The Parties agree to be bound by the final determination made by the title attorney pursuant to this Section 5.4.

5.5           Condemnation and Eminent Domain. If a portion of the Assets is taken or threatened to be taken by process of condemnation or under the right of eminent domain, shall be deemed to be a Title Defect and accordingly such Assets will be deemed to be Holdback Assets, and shall be treated accordingly.

5.6           Preferential Rights and Consents.  To Seller’s knowledge, the preferential purchase rights and the Assets subject to such rights are listed on Exhibit E.  Seller shall use its best efforts to obtain all Required Consents and all other consents and to give notices required in connection with preferential purchase rights with respect to the Assets prior to Closing.  Prior to Closing, if Buyer discovers other Assets affected by Required Consents, other consents or preferential purchase rights with respect to the Assets, Buyer shall notify Seller immediately and Seller shall use its best efforts to obtain such consents and/or to give the notices required in connection with the preferential rights prior to Closing. The term “Required Consent” means a consent that if not obtained by Closing would invalidate the conveyance of the Assets or any of them or subject Buyer to material damages; provided, however, that consents and approvals that are customarily obtained post Closing (such as federal and state approvals of assignments), and other consents that do not specifically invalidate the conveyance (or subject Buyer to material damages) if not obtained are not Required Consents.

(a)           Consents.  If a Required Consent has not been obtained as of the Closing, then (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Initial Purchase Price shall be adjusted pursuant to Section 3.2 by an amount equal to the Allocated Value for the affected Asset, and (iii) Seller shall use its reasonable efforts to obtain such consent as promptly as possible following Closing.  If such Required Consent has been obtained as of the Final Settlement Date,

Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, reduced or increased by any applicable adjustments under Section 3.2.  If such Required Consent has not been obtained as of the Final Settlement Date, then that portion of the Assets affected by such Required Consent shall no longer be subject to this Agreement.  Buyer shall reasonably cooperate with Seller in obtaining any Required Consent.

(b)           Preferential Purchase Rights.

(1)           If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, or if the time frame for the exercise of such preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or waiver of the preferential purchase right, then that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets at Closing and the Initial Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.

(2)           If a third party exercises its preferential right to purchase, but does not consummate the transaction prior to Closing, Seller shall retain the affected Assets at Closing and the Initial Purchase Price shall be adjusted downward by an amount equal to US$1,500 per acre of such affected Assets.  In the event such third party subsequently fails to consummate the transaction within the time frame specified in the preferential purchase right (provided that the reason therefor is not Seller’s default), Seller agrees to convey the affected Asset to Buyer as soon as possible after the expiration of the time for consummation of the transaction by such third party, such conveyance to be effective as of the Effective Time, and Buyer agrees to pay Seller the Allocated Value of such affected Asset, reduced or increased by any applicable adjustments under Section 3.2.

5.7           Exclusive Remedies.  The rights and remedies granted each Party in this Article V constitute the exclusive remedies for Title Defects, Interest Additions, Preferential Rights and Required Consents relating to or affecting the Assets.

ARTICLE VI
ENVIRONMENTAL MATTERS

6.1           As-Is Where-Is Purchase.  Except as set forth in this Article VI and Article XV, Buyer agrees to indemnify and hold harmless the Seller as set forth in Article XV from all claims, costs, expenses, liabilities, and obligations attributable to and relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including but not limited to the obligation to plug, abandon and reclaim all well sites and Wells.

6.2           Initial Purchase Price Adjustments for Environmental Defects.

(a)           Environmental Defects.   “Environmental Defect” means a condition in, on or under a specific Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) which forms a part of the Fiddler Creek Property that causes or would cause such Asset to be in violation of, or that would impose a remedial obligation under, an Environmental Law, and the Remediation Costs for such asserted Environmental Defect would exceed US$100,000  (the “Environmental Defects Threshold”).  If an asserted Environmental Defect does not exceed the Environmental Defects Threshold, the

Buyer shall be deemed to have accepted and acquired such Asset (including Assets for which an Environmental Defect Notice was given) in an “AS-IS WHERE-IS condition, subject to Section 15.3.

(b)           Environmental Defects Notice.   The Buyer shall give Seller written notice of Environmental Defects (the “Environmental Defect Notice”) as soon as reasonably possible but in no event later than three business days prior to the Closing Date (the “Environmental Defect Notice Date”). In order to be validly submitted, an Environmental Defect Notice must: (i) be in writing and received on or before the Environmental Defect Notice Date, (ii) identify the specific Asset affected by such asserted Environmental Defect, (iii) describe in reasonably specific detail the condition in, on or under such Asset that causes the Environmental Defect and the Environmental Laws that form the basis for such defect, (iv) state the Buyer’s estimate and calculation of Remediation Costs; and (v) include sufficient supporting documentation for a particular asserted Environmental Defect (to the extent such supporting documentation is reasonably available).  For purposes of this Section, sufficient supporting documentation of an asserted Environmental Defect and Remediation Costs shall include relevant portions of reports prepared by, or the basis of tests performed by, an Environmental Consultant.  If Buyer fails to timely deliver an Environmental Defect Notice substantially meeting the requirements of this Section 6.2(b) with respect to a specific Asset affected by an asserted Environmental Defect, the Buyer shall be deemed to have accepted the Environmental Defect with respect to that particular Asset, to have waived its right to claim an Environmental Defect with respect to that particular Asset, and to have accepted and acquired such Asset in an AS-IS WHERE-IS condition.

(c)           Seller’s Elections. If Buyer timely delivers a valid Environmental Defect Notices to Seller with a Environmental Defect Value exceeding the Environmental Defect Threshold, the Seller may elect, in its sole discretion, one or more of the following options: (i) remediate the asserted Environmental Defect either before Closing or within ninety days after Closing; or (ii) contest the existence of the asserted Environmental Defect and the related Remediation Cost; or (iii) pay Buyer’s estimate of the Remediation Cost with respect to the asserted Environmental Defect and reduce the Initial Purchase Price pursuant to Section 3.3 by the amount of such estimate.

(d)           Post-Closing Cure.

(1)           Actions to be taken at Closing.  If Seller elects to cure the applicable Environmental Defect post-Closing, then Buyer shall at Closing withhold and deliver to a mutually agreed upon escrow agent that number of Offered Shares (the “Environmental Holdback Shares”) with a value (determined in accordance with Section 3.1(b)) equal to the Canadian Dollar Equivalent of the Allocated Value for each acre of such Lands subject to such Environmental Defect and Seller shall not assign the affected Assets to Buyer at Closing.  There shall not be any adjustment to the Initial Purchase Price or to the Total Purchase Price, or any other recourse by Buyer, for any alleged Environmental Defect on Leases or other Assets other than the Leases included within the Fiddler Creek Property.

(2)           Actions to be taken after Closing.  If Seller elects to cure the applicable Environmental Defect post-Closing, but does not cure the applicable Environmental Defect within ninety days from the Closing Date (or such longer period as may be agreed to by the Parties), then Buyer may elect one of the following: (i) Buyer may waive the applicable Environmental Defect, and the Parties shall instruct the escrow agent to deliver to Seller that number of Environmental Holdback Shares with a value (determined in accordance with Section 3.1(b)) equal to the Allocated Value of the affected Asset and Seller shall assign such Asset to Buyer, or (ii) if Buyer does not waive the Environmental Defect, then the Parties shall instruct the escrow agent to deliver to Seller that number of Environmental Holdback Shares with a value (determined in accordance with Section

3.1(b)) equal to the difference between the Allocated Value of the affected Asset and the Environmental Defect Value and Seller shall assign such Asset to Buyer.  If Seller cures the applicable Environmental Defect within the ninety calendar day time period (or such longer period as may be agreed to by the Parties), the Parties shall instruct the escrow agent to deliver to Seller that number of Environmental Holdback Shares with a value (determined in accordance with Section 3.1(b)) equal to the Allocated Value of the affected Asset and Seller shall assign such Asset to Buyer.

(e)           Environmental Defect Value.  “Environmental Defect Value” means the amount of Remediation Costs required to bring the Asset subject to the Environmental Defect into material compliance with Environmental Laws.

(f)           Contested Environmental Defects. Seller shall provide a written response to Buyer’s Environmental Defect Notice no later than two business days prior to Closing, which shall identify all asserted Environmental Defects or Environmental Defect Values that the Seller disputes and the election under Section 6.2(c) that Seller has made in respect of all asserted Environmental Defects.  The Seller’s written notice of contest shall state with reasonable specificity the basis of the Seller’s contest of the asserted Environmental Defect or Environmental Defect Value.  Within one business day of the Seller providing written notice of contest, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and either agree to reject the asserted Environmental Defect, or agree upon the validity of the asserted Environmental Defect, and with respect to Contested Environmental Defect Values either agree to the Environmental Defect Value or not agree.  If the Parties cannot reach agreement upon the acceptance or rejection of a particular asserted Environmental Defect or an Environmental Defect Value prior to Closing: (i) the Initial Purchase Price will be adjusted pursuant to Section 3.2 by an amount equal to the Allocated Value attributable to the specific Asset affected by the asserted Environmental Defect, (ii) the specific Asset shall be withdrawn from the Assets being purchased by the Buyer, and (iii) the Parties shall continue in good faith their efforts to resolve any such disputed Environmental Defects or Environmental Defect Value no later than thirty calendar days following the Closing.  Upon the final resolution of all disputed Environmental Defects or Environmental Defect Values pursuant to the procedures set forth in this Section 6.2(f): (i) the Seller shall convey to the Buyer all Assets that were previously withheld at the Closing pursuant to this Section 6.2(f), (ii) the Buyer shall pay the Seller the Allocated Value for such Assets previously withheld at the Closing pursuant to this Section 6.2(f) subject to any applicable adjustment under Section 3.2; and (iii) the Parties shall recalculate the Environmental Defect Adjustment and effect a final settlement of disputed Environmental Defects pursuant to the procedures set forth in Section 14.1(a).

(g)           Environmental Defect Adjustment.  The number of Offered Shares shall be subject to adjustment at Closing pursuant to Section 3.2 by an amount equal to the aggregate Environmental Defect Value of all Environmental Defects undisputed by the Seller (with such amount being the “Environmental Defect Adjustment”).  The Initial Purchase Price shall not be reduced at Closing as a result of any Environmental Defect.  The number of Offered Shares shall not be reduced at Closing with respect to an asserted Environmental Defect in the event: (i) Seller successfully contests the asserted Environmental Defect prior to Closing, or (ii) Seller cures the asserted Environmental Defect prior to Closing, or (iii) Buyer agrees to waive the asserted Environmental Defect prior to Closing, or (iv) Seller elects on or before Closing to cure such asserted Environmental Defect no later than ninety calendar days following the

Closing, or (v) Seller elects on or before Closing to indemnify the Buyer against any Loss attributable to the asserted Environmental Defect.

6.3           Exclusive Remedies.  The rights and remedies granted each Party in this Article VI, constitute the exclusive rights and remedies with regard to environmental matters relating to or affecting the Assets.

ARTICLE VII
SELLER’S REPRESENTATIONS

7.1           Corporate Representations.  The Seller represents and warrants to Buyer as follows, and acknowledges that Buyer is relying upon such representations and warranties:

(a)           Incorporation/Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly registered as a foreign corporation and qualified to conduct business in states where it owns and operates the Assets.

(b)           Power and Authority.  Seller has all requisite power and authority to own the Assets and to carry on its business as presently conducted and to execute and deliver this Agreement (and any agreement executed by Seller pursuant hereto) and perform its respective obligations under this Agreement (and any agreement executed by Seller pursuant thereto), including, but not limited to, having all requisite corporate power and authority to sell, assign, transfer and convey the Assets to Buyer in accordance with the Agreement.

(c)           No Lien, No Violation.  The execution, delivery and performance of this Agreement (and any agreement executed by Seller pursuant thereto) does not, and the fulfillment of and compliance with the terms and conditions hereof, will not, (i) create an Encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, result in a default under, give rise to any right of termination, cancellation or acceleration under, any material provision of the Seller’s governing documents or any agreement, license, registration or instrument to which the Seller is, or the Assets are, bound, or (iii) to the Seller’s knowledge, violate or be in conflict with any Law applicable to the Seller or any of the Assets, or (iv) require any consents, approvals, notifications or authorizations of any governmental authorities or regulatory body exercising jurisdiction over the Assets or the Seller, except such as are customarily obtained in due course after the Closing and except for any such matters that would not have a Material Adverse Effect.

(d)           Authorization and Enforceability.  The execution, delivery and performance of this Agreement (and that of any agreement executed by Seller pursuant hereto) is duly and validly authorized, and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(e)           Liability for Brokers’ Fees.  Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Assets or this Agreement for which Buyer shall have any responsibility whatsoever.

(f)           No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or in regard to the Assets.

(g)           Litigation.  The Seller has not received any claim or demand notice that has not been resolved with respect to the Assets or title thereto.  There are no actions, suits, claims, investigations, written governmental inquiries or proceedings pending or, to Seller’s knowledge, threatened against the Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency and to Seller’s knowledge there exists no particular circumstance which will give rise to such claim, proceeding, action, governmental investigation, or lawsuit.

7.2           Seller’s Representations with Respect to the Assets.  The Seller represents and warrants to Buyer regarding the Assets as follows, and acknowledges that Buyer is relying upon such representations and warranties:

(a)           Capital Projects.  Exhibit G is a list and description of all Wells or other capital projects in progress and associated costs or estimates thereof to the extent Seller has received an AFE therefor or is otherwise committed thereto and such costs or estimates exceed US$100,000 per Well or project net to the Seller’s interest (the “Capital Projects”).

(b)           Insurance.  Seller has maintained and shall maintain through the Closing Date, customary insurance policy coverages and amounts of coverage with respect to the Assets and the operation of the Assets and, with respect to any Assets not transferred at Closing pursuant to Sections 2.3, 5.2, 5.6 or 6.2, the Seller shall maintain such insurance coverage until the earlier of the transfer of such Assets to Buyer in accordance with this Agreement or the expiry of the applicable cure period.

(c)           No Liens.  The Seller is the owner of the Assets (except those assets which are leased) with good and marketable title thereto free of any Encumbrance other than Permitted Encumbrances, and except for Permitted Encumbrances, the Assets will be conveyed to Buyer at the Closing free and clear of all Encumbrances.

(d)           No Other Agreements to Sell.  No Person, other than the Buyer under this Agreement, has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Seller of any of the Assets.

(e)           Judgments.  There are no unsatisfied judgments issued by a court of competent jurisdiction or other governmental agency outstanding against Seller or in regard to the Assets.

(f)           Accuracy of Information.  Complete and correct copies (including amendments) of all Material Agreements, all Authorizations relating to the Assets and all other documents referred to in this Agreement or any Exhibit have been delivered or made available by Seller to Buyer or its agents.  All records, data or information relating to the Assets are in the full possession or control of the Seller.  To the best of Seller's knowledge there are no material inaccuracies or misrepresentations in any of such records, data or information.

(g)           Authorizations.  Except to the extent which is not material: (i) all Authorizations required in respect of the Assets have been issued or obtained and are in full force and effect, and (ii) there is no breach or violation thereof.

(h)           Taxes.  During Seller’s period of ownership and with respect to Taxes for all taxable periods during Seller’s period of ownership through the taxable period in which this Agreement is executed, all such Taxes have been paid when due, unless contested in good faith by appropriate proceeding.  All Taxes of Seller and obligations relating thereto that could result in an Encumbrance or other claim against any of the Assets have been properly paid, unless contested in good faith by appropriate proceeding, and if contested they will remain the obligation of the Seller.

(i)           Royalties.  During Seller’s period of ownership, all lease rentals, royalties, overriding royalties and similar payments based on ownership of property or production from the Assets for Seller’s period of ownership through the Effective Time have been paid when due.  Seller has not received any notice and is not aware that any such payments for the period prior to Seller’s period of ownership are due.

(j)           Production Sale Agreements.  As at the date hereof there are no contracts for the sale of Hydrocarbons from the Lands to which the Seller or any Person acting on its behalf is a party or is bound applicable to the production of Hydrocarbons from the Lands nor have the Lands been dedicated by the Seller to any other production sale contract or similar arrangement.

(k)           Rights of Way and Surface Agreement.  Seller has all rights of access to the Lands and may enter into and upon the Lands as necessary to explore for and extract Hydrocarbons from the Lands.  Seller shall convey to Buyer any and all rights of way in its possession, surface leases, permits and licenses, surface use agreements and other surface rights relating to the Assets.

(l)           Compliance with Laws. The Assets operated by Seller are, and Seller’s operation of such Assets has been and currently is, in substantial compliance with all applicable Laws.  To Seller’s knowledge, the Assets not operated by Seller are, and the operation of such Assets has been and currently is, in substantial compliance with all applicable Laws.

(m)           Material Contracts. Exhibit D lists all material contracts and agreements (excluding Leases) that are material to the ownership or operation of the Assets as of the Effective Time or to which any Assets will be bound as of the Closing, including contracts and agreements with Affiliates of Seller, tax partnership agreements, contracts or agreements for the sale or purchase or other disposition of Hydrocarbons that are not terminable with less than thirty day notice without penalty, contract or agreement to sell, lease otherwise dispose of any interest in the Assets as of the Effective Time, unit or pooling agreements, or contracts and agreements that would require the owner of the Assets to pay amounts in excess of $100,000 annually, contract or agreements for gathering, transmission, processing or marketing of Hydrocarbons, contracts or agreements containing take or pay, advance payment, prepayment or similar provision obligating Seller to sell, deliver, process or transport any Hydrocarbons without then receiving full payment therefor.  Seller is not in default or breach under any such contracts and agreements and to Seller’s knowledge the other parties to such contracts or agreements are not in default or breach thereunder and to the best knowledge of the Seller there are no facts which, after notice or lapse of time or both, would constitute such a default.  To the best knowledge of the Seller, it is entitled to all rights and benefits under each of such agreements, contracts and commitments.  To the Seller’s knowledge, no such contract or agreement is subject to a claim that it is terminated or subject to termination.

(n)           Investment Company.  Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or subject to the provisions of said act.

(o)           Wells and Equipment.  Exhibit B lists all of the Wells on the Lands, whether producing, non-producing, injection or disposal wells, or wells that are shut in, temporarily or permanently abandoned.  Seller owns, or has title to a valid lease of, all tangible assets included in the Assets to be conveyed to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and such assets include all assets necessary to operate the Leases and Wells in the manner in which they were operated as of the Effective Time.  None of the Wells is subject to a production penalty arising under a contract as a result of an election by Buyer not to participate in a drilling operation or other operations.

(p)           Eminent Domain.  To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or eminent domain.

(q)           Leases.  Except as set forth on Exhibit A, with respect to Leases:

(1)           the Leases have been maintained by Seller according to their terms, in compliance with all material agreements to which the Leases are subject;

(2)           each of the Leases is valid and subsisting and neither Seller nor, to the knowledge of Seller, any other party to any Lease is in breach or default with respect to any of its material obligations thereunder and Seller is entitled to all benefits and rights thereunder;

(3)           while owned by Seller, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Seller or, to the knowledge of Seller, with respect to any other parties;

(4)           there are no provisions in the Leases or under any contract or law applicable to the Leases that increase the royalty share of the lessor thereunder;

(5)           there are no Leases that are subject to a fixed term of duration, and (b) there are no unfulfilled drilling obligations affecting the Leases, other than (i) obligations implied in law and (ii) provisions requiring optional drilling as a condition of maintaining or earning all or a portion of the Lease; and

(6)           the completion of the transactions contemplated hereby will not afford any of the parties to any of the Leases or any other person the right to terminate any Lease.

Seller does not own any leases or other oil, gas or mineral interest in the Fiddler Creek Area other than the Assets.

(r)           Consents and Preferential Rights.  To the Seller’s knowledge, none of the Assets, or any portion thereof, is subject to any third-party consents to assignment, preferential rights to purchase or restrictions on assignment which may be applicable to the transactions contemplated by this Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing, preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases, and Preferential Rights and Required Consents as are set forth on Exhibit E.

(s)           Environmental Matters.  Seller:

(1)           has not received any orders or directives under the Laws from a governmental authority relating to environmental matters requiring any work, repairs, constructions or capital expenditures with respect to the Assets, which order or directive remains outstanding on the Closing Date,

(2)           has not received any demand or notice from a governmental authority or third party (other than Buyer) relating to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, any Laws relating to the use, storage, treatment, shipping or disposition of environmental contaminants, which demand or notice has not been complied with in all material respects, and

(3)           has made available to Buyer all environmental information within its possession and has not knowingly withheld any such information from Buyer relevant to environmental matters that relate to or affect the Assets.

(t)           Registration under 1933 Act.  The Seller understands and agrees that the Offered Shares have not been and will not be registered under the 1933 Act, or applicable state securities laws, and  the Offered Shares are being offered and sold on behalf of the Buyer to the Seller in reliance upon Rule 506 of Regulation D and/or section 4(2) under the 1933 Act.

(u)           Independent Evaluation.  The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, and risks of the investment in the Offered Shares and it is able to bear the economic risk of loss of the investment.  The Seller has had the opportunity to ask questions of and receive answers from the Buyer regarding the investment, and has received all the information regarding the Buyer that it has requested.

(v)           Not for Resale.  The Seller is acquiring the Offered Shares as principal for its own account and not for the account or benefit of any other person, for investment purposes only and not with a view to resale or distribution and, in particular, it has no intention to distribute, either directly or indirectly, any of the Offered Shares in the United States or elsewhere; provided, however, that the Seller may sell or otherwise dispose of any of the Offered Shares pursuant to registration thereof under the 1933 Act and any applicable state securities laws or under an applicable exemption from such registration requirements, provided that in connection with the resale or distribution of the Offered Shares pursuant to an exemption from such registration requirements, the Buyer and the Transfer Agent, may require an opinion of legal counsel of recognized standing in form and substance satisfactory to the Buyer to such effect.

(w)           Accredited Investor.

(1)           The Seller is an "accredited investor" as defined in Rule 501(a) of Regulation D (an “Accredited Investor”), by virtue of being either (i) a corporation or partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of US $5,000,000; or (ii) an entity in which all of the equity owners are Accredited Investors.

(2)           Seller is an accredited investor as defined in NI 45-106, by virtue of being a corporation, not formed for the specific purpose of acquiring the Offered Shares, with total net assets in excess of CAD $5,000,000.

(x)           Non-Solicitation. The Seller has not acquired the Offered Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(y)           Re-Sale Restrictions.  The Seller agrees that if it decides to offer, sell or otherwise transfer the Offered Shares, it will not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

(1)           the transfer is made outside the United States in a transaction meeting the requirements of Rule 904 ofRegulation S under the 1933 Act and in compliance with applicable local laws and regulations;

(2)           the transfer is made in compliance with the exemption from the registration requirements under the 1933 Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws;

(3)           the securities are transferred in a transaction that does not require registration under the 1933 Act or any applicable state laws and regulations governing the offer and sale of securities; and

(4)           the Seller has prior to such sale furnished to the Buyer an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to the Buyer;

(z)           US Legend Requirements.  The Seller understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, the certificates representing the Offered Shares will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY

SATISFACTORY TO THE COMPANY.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

provided, that if Offered Shares are being sold under clause (B) above, in an “offshore transaction” at a time when Buyer is a "foreign issuer" as defined in Rule 902 under Regulation S, the legend set forth above may be removed by providing a declaration and other documentation, evidencing the availability of the exemption, in the form as Buyer may from time to time prescribe to the Transfer Agent, to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the 1933 Act;

provided further, that if any of the Offered Shares are being sold under clause (C) pursuant to Rule 144 of the 1933 Act, the legend may be removed by delivery to the Transfer Agent of an opinion satisfactory to Buyer to the effect that the legend is no longer required under applicable requirements of the 1933 Act or state securities laws.

(aa)                      Notification of Transfer:  Seller understands that Buyer may instruct its Transfer Agent not to record any transfer of the Offered Shares, without first being notified by the Buyer that it is satisfied that such transfer is exempt from or not subject to the registration requirements of the 1933 Act and applicable state securities laws.

(bb)                      No US Filing Obligation: Seller understands and acknowledges that the Buyer has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Offered Shares in the United States.

(cc)                      Blue Sky Jurisdiction:  The office of the Seller at which the Seller received and accepted the offer to purchase the Offered Shares is the address of the Seller listed in the notices clause of this Agreement.

(dd)                      Certain Royalty Interests.  (A) MAB has agreed to terminate and reassign to Seller any and all overriding royalty interests that it may have in the Fiddler Creek Property, including any future right to receive any such overriding royalty interests in any leases covering lands located in the Fiddler Creek Area pursuant to: (i) the Finder’s Fee Agreement, dated October 26, 2005, between American Oil & Gas, Inc. (“AOGI”) and MAB; (ii) the Lease Acquisition Agreement dated January 13, 2006 between MAB and Savannah Exploration, Inc. (“Savannah”); (iii) the Prospect Assignment Agreement dated January 13, 2006 between MAB and Savannah; and (iv) the Acquisition and Consulting Agreement dated January 1, 2007 between MAB and Seller (collectively, the “American/Savannah Agreements”); (B) AOGI has agreed to waive any future right to receive any additional overriding royalty interests in any leases covering lands within the Fiddler Creek Area, as well as the termination of the production payment discussed in the October 26, 2005 Finder’s Fee Agreement; and (C) Savannah has agreed to reassign a portion of its overriding royalty interests within the Fiddler Creek Area as reflected in the attached Exhibit “A”, has further agreed to a reduction of the overriding royalty interests in any future leases covering lands within the Fiddler Creek Area, and has also agreed to the termination of the production payment discussed in the October 26, 2005 Finder’s Fee Agreement.

ARTICLE VIII
BUYER’S REPRESENTATIONS

The Buyer represents and warrants to Seller as follows, and acknowledges that Seller is relying upon such representations and warranties:

8.1           Organization and Standing.  The Buyer is duly incorporated and organized and is validly subsisting under the federal laws of Canada, is current and up-to-date with all material filings required to be made by it under the CBCA and has all requisite corporate capacity, power and authority to carry on its business as now conducted.  As of the Closing, the Buyer or an affiliate thereof will be duly qualified to operate its business and own the Assets in the states where the Assets are located.

8.2           Power.  Buyer has all requisite power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement.

8.3           Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer, and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer, in accordance with the terms thereof, except that (i) the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, (ii) equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction, and (iii) rights of indemnity, contribution and the waiver of contribution provided for herein, and any provisions exculpating a party from a liability or duty otherwise owed by it, may be limited under applicable law.  The Buyer is not in violation of its constituting documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, option, indenture, trust deed, mortgage, loan agreement, note, lease, or other agreement or instrument to which it is a party or by which it or its property may be bound that impedes or is likely to impede its ability (i) to consummate the transactions contemplated by this Agreement or (ii) to assume the liabilities to be assumed by it under this Agreement.

8.4           Liability for Brokers’ Fees.  Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Assets or the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

8.5           Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability (i) to consummate the transactions contemplated by this Agreement or (ii) to assume the liabilities to be assumed by it under this Agreement.

8.6           No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

8.7           Financial Resources.   Buyer has the financial resources available to close the transactions contemplated by the Agreement without any financing contingency.

8.8           Buyer’s Evaluation.

(a)           Records and Assets.  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Effective upon the Closing, the Buyer acknowledges that it has been afforded the opportunity to examine the Records and the Assets and all information provided by Seller to Buyer prior to and after the Effective Date.  Except for the representations and warranties of Seller contained in this Agreement and in the Assignments, Bill of Sale and Conveyance and the Assignment of Oil and Gas Leases delivered at Closing, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets provided to Buyer or its representatives, by or on behalf of Seller, prior to and after the Effective Date, including without limitation any estimate of the value of the Assets or reserves or any projections as to future events.

(b)           Independent Evaluation.  In entering into this Agreement, except for Seller’s representations, warranties and covenants set forth in this Agreement, Buyer acknowledges and affirms that it has relied upon and will rely solely on the terms of this Agreement and upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement, including without limitation, its estimate and appraisal of the extent and value of the Assets, and the petroleum, natural gas and other reserves associated with the Assets.  Except as expressly provided in this Agreement, Seller and its affiliates, agents, representatives, advisors, contractors, directors or employees shall not have any liability to Buyer or its affiliates, agents, representatives, advisors, contractors, directors or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

8.9           Canadian Securities Matters.

(a)           The Buyer is, and will be on the Closing Date, a reporting issuer and is not listed as in default of any requirements under Applicable Securities Law in the Provinces of British Columbia and Alberta (the “Reporting Jurisdictions”), and is in compliance in all material respects with the by-laws, rules and regulations of the Exchange; any Material Change relating to the Buyer that has occurred within the twelve months preceding the date hereof has been generally disclosed and such disclosure of a Material Change has not been made to any securities commission or similar regulatory authority on a confidential basis which has not subsequently been generally disclosed.

(b)           No steps or proceedings have been taken by any Person, voluntary or otherwise requiring or authorizing dissolution or winding up of Buyer.

(c)           All press releases, Material Change reports, financial statements, annual information forms and other documents filed by or on behalf of the Buyer, as required by Applicable Securities Laws in the Reporting Jurisdictions or the rules and policies of the Exchange, within the twelve months preceding the date hereof did not contain any Misrepresentations as at the respective dates of such filings.

(d)           All consents, approvals, permits, authorizations or filings as may be required under any statute, rule or regulation applicable to the Buyer including, without limitation, Applicable Securities Laws in the Offering Jurisdictions and all necessary corporate action of the part of the Buyer for: (i) the execution and delivery of the Agreement; (ii) the issue, sale and delivery of the Offered Shares; and (iii) the completion of the transactions contemplated hereby, have been obtained or taken, as applicable provided that, following

Closing the Buyer will be required to obtain final acceptance from the Exchange of the transactions provided for in this Agreement.

(e)           As of the Closing, all corporate action will have been taken by the Buyer to allot and authorize the issuance of the Offered Shares, which upon issuance, will be validly authorized and issued as fully paid and non-assessable securities of the Buyer.

(f)           The execution and delivery of the Agreement, the issue, sale and delivery of the Offered Shares and the performance of all other transactions contemplated herein:

(1)           do not require any filing, notice, consent, approval, Authorization or order of any court or governmental agency or body, except that which may be required under Applicable Securities Laws or by the Exchange;

(2)           do not and will not result in the violation of any Laws applicable to the Buyer; and

(3)           will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default, violation of, or conflict with or allow any other Person to exercise any rights under, any term or provision of the constituting documents, by-laws or resolutions of the Buyer or any material mortgage, note, indenture, contract or agreement (written or oral), instrument, lease or other document to which the Buyer is a party, or any judgment, decree or order or any term or provision thereof which is binding on the Buyer, except where such breach, conflict or default would not have a Material Adverse Effect.

(g)             No order ceasing or suspending trading in securities of the Buyer or prohibiting the sale of securities by the Buyer has been issued and the Buyer has not been served with or otherwise received notice of or become aware of any proceedings for this purpose having been instituted, or being pending, contemplated or threatened.

ARTICLE IX
COVENANTS AND AGREEMENTS

9.1           Covenants and Agreements of Seller.   Seller covenants and agrees with Buyer as follows:

(a)             Operations Prior to Closing.

(1)           Except as consented to in writing by Buyer or provided for in this Agreement, from the date of execution hereof to the Closing and with respect to any Assets not transferred at Closing pursuant to Section 2.3, until such Assets are transferred: (A) Seller will use its reasonable efforts to operate and maintain the Assets in a good and workmanlike manner consistent with past practices and in accordance with applicable Laws; (B) Seller will pay or cause to be paid its proportionate shares of all costs and expenses incurred in connection with such operations or necessary to maintain title to such Assets in good standing; (C) Seller will comply with all material covenants and conditions contained in the Material Agreements; (D) except as set forth on Exhibit G (Capital Projects), Seller will notify Buyer of ongoing activities and major capital expenditures in excess of US$10,000 per activity conducted on the Assets and shall consult with Buyer regarding all such matters and operations involving such expenditures; and (E) Seller will maintain customary insurance policy coverages and amounts of coverage with respect to the Assets and the operation of the Assets.

(2)           Between the Effective Date and the Closing, Seller will use all reasonable efforts to finalize and execute the Unit Agreement and have the Unit Agreement filed with and approved by the Bureau of Land Management and all other regulatory bodies necessary for the Unit Agreement to become effective and shall thereafter comply with the terms thereof.

(3)           Between the Effective Date and the Closing, the Seller will use its best efforts to obtain all necessary Authorizations to permit it to drill the Beartooth Federal 43-33 well (the “Unit Well”) and will commence drilling of the Unit Well on or before October 31, 2007 and thereafter continually and diligently drill as required by the Unit Agreement.  For purposes of adjustment of the Initial Purchase Price pursuant to Section 3.2(c)(3), the Seller’s expenditures with respect to the Unit Well shall be deemed to have been incurred by the Seller on behalf of the Buyer.

(b)             Restriction on Operations.  Subject to Section 9.1(a), and except for the Capital Projects set forth on Exhibit G, unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not (i) approve any operations on the Assets anticipated to cost the owner of the Assets more than US$10,000 per activity, (ii) convey, dispose of or grant an Encumbrance over all or any part of the Assets (other than replacement of worn out or obsolete equipment in the ordinary course of business or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any new farmout, farmin or other similar contract affecting the Assets, (iii) enter into any new contracts or amendments of existing contracts; or (iv) resign as operator or issue any notice of its intention to resign as operator of any of the Leases.

(c)             Corporate Status.  Seller shall maintain its corporate status from the date hereof until the Final Settlement Date to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(d)             Notices of Claims.  Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date and with respect to any Assets not transferred at Closing pursuant to Section 2.3, until such Assets are transferred, Seller receives written notice of any claim, suit, action or other proceeding or written notice of any material default under any Material Agreement.

(e)             Compliance with Laws.  During the period from the date of execution of this Agreement to the Closing Date, and with respect to any Assets not transferred at Closing pursuant to Section 2.3, until such Assets are transferred Seller shall use good faith efforts to comply in all material respects with all applicable Laws relating to the Assets.

(f)             Transfer of Field Operations.  Seller shall effect a transfer of all field operations to Buyer within sixty (60) days after Closing, and shall perform such other tasks as are necessary to complete the transfer of the Assets to Buyer following the Closing, including the filing of notices of change of operator with appropriate third parties and governmental agencies, giving notices of change of operator where required by agreement or otherwise, and the preparation and delivery of any required letters in lieu where required by agreement or otherwise.

(g)             Consents.  Commencing forthwith after the date hereof Seller shall use reasonable commercial efforts to obtain at or prior to the Closing Date such Authorizations which may be required in connection with the completion of the transactions herein contemplated.

(h)             Discharge of Permitted Encumbrances.  To the extent that any of the Permitted Encumbrances relate to liabilities which will not be assumed by Buyer pursuant hereto, Seller covenants that it will duly make payment of all amounts due thereunder (except to the extent that Seller may dispute its liability therefor) and use reasonable commercial efforts to ensure that such Permitted Encumbrances are discharged as and when all such amounts have been duly paid.

(i)             Other Matters.  Seller hereby covenants to Buyer that it shall:

(1)           duly, punctually and faithfully perform all of the obligations to be performed by it under the Agreement;

(2)           promptly inform Buyer and its counsel of the full particulars of:

(A)           any Material Change (actual, anticipated, contemplated, proposed or threatened) in the assets, liabilities (absolute, accrued, contingent or otherwise), business, affairs, operations, obligations, prospects, capital, condition (financial or otherwise) of the Seller or its ownership; and

(B)           the discovery by Seller of any Misrepresentation in any information regarding Seller provided to Buyer or its counsel by Seller;

which occurs on or prior to the Closing, provided that if there may be any reasonable doubt as to whether a Material Change, change, occurrence or event of the nature referred to in this Section has occurred, the Seller shall promptly inform Buyer and its counsel of the full particulars of the occurrence giving rise to the uncertainty and shall consult with Buyer as to whether the occurrence is of such nature.

(j)             Regulatory Communications.  On or prior to the Closing, the Seller shall promptly inform the Buyer of the full particulars of the receipt by Seller of any communication from any regulatory authority relating to the transactions which are the subject of this Agreement.

9.2           Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that:

(a)             Corporate Status.  Buyer shall maintain its status from the date hereof until the Final Settlement Date to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated by this Agreement.

(b)             Replacement Bonds and Instruments.  Buyer shall use reasonable efforts to file within 30 days after Closing appropriate surety instruments and bonds as required by applicable governmental agencies for Buyer to own and operate the Assets.

(c)             Transfer of Operations.  Following the Closing, the Buyer shall promptly file at its sole expense all notices and documents, and perform all other tasks customarily required by a buyer in order to effect a transfer of operations of those Assets  transferred at Closing, and shall take all actions necessary to assume operations from Seller within sixty (60) days after Closing.

(d)             Securities Matters.  The Buyer hereby covenants to Seller that it shall:

(1)           fulfill all legal requirements to be complied with by the Buyer to permit the issuance, offering and sale of the Offered Shares, including, without limitation, compliance with Applicable Securities Laws of the Offering Jurisdictions to enable the Offered Shares to be issued to Seller, without the necessity of filing a prospectus, registration statement or an offering memorandum under Applicable Securities Laws of the Offering Jurisdictions;

(2)           use its best efforts to obtain the necessary regulatory consents from the Exchange and if required, the Securities Commissions to effect the transaction on the terms set forth herein and on such terms as are mutually acceptable to Seller and the Buyer;

(3)           list and post for trading on the Exchange, the Offered Shares, subject to the resale restricted period of four months from the Closing Date pursuant to National Instrument 45-102 – Resale of Securities (“NI 45-102”) and the policies of the Exchange;

(4)           within the time periods required under Applicable Securities Laws of the Offering Jurisdictions, file such documents as may be required under Applicable Securities Laws of the Offering Jurisdictions relating to the issuance of the Offered Shares which, without limiting the generality of the foregoing, shall include the filing with the Alberta Securities Commission of a Form 45-106F1 as prescribed by NI 45-106;

(5)           have taken on or prior to the Closing, all necessary steps to ensure the Offered Shares have been duly allotted and authorized for issue to the Seller;

(6)           duly, punctually and faithfully perform all of the obligations to be performed by it under the Agreement;

(7)           promptly inform Seller and its counsel of the full particulars of:

(A)           any Material Change in the assets, liabilities (absolute, accrued, contingent or otherwise), business, affairs, operations, obligations, prospects, capital, condition (financial or otherwise) of the Buyer; and

(B)           the discovery by the Buyer of any Misrepresentation in any information regarding the Buyer provided to Seller or its counsel by the Buyer;

which occurs on or prior to the Closing, provided that if there may be any reasonable doubt as to whether a Material Change, change, occurrence or event of the nature referred to in this Section has occurred, the Buyer shall promptly inform Seller and its counsel of the full particulars of the occurrence giving rise to the uncertainty and shall consult with Seller as to whether the occurrence is of such nature; and

(8)           on or prior to the Closing, the Buyer shall promptly inform the Seller of the full particulars of the receipt by the Buyer of any communication from any regulatory authority relating to the transactions which are the subject of this Agreement;

(e)             For a period of six months from the date of this Agreement, Buyer agrees to use its reasonable best efforts to negotiate and conclude an agreement with ECA, on terms satisfactory to the Buyer, in the event that Seller still holds title to the ECA Leases, to amend the terms of the ECA Leases or, thereafter, for the acquisition of all of the ECA Leases from ECA.

9.3           Covenants and Agreements of the Parties.

(a)             Confidentiality.  Except as permitted herein, for a period of two years following the Closing, the Seller shall maintain copied or retained Records as confidential, except disclosures as may be required by court order, applicable laws, rules and regulations or governmental agencies or stock exchanges.  The Seller shall inform the Buyer of such disclosures.  Unless prohibited by applicable law, the Seller shall provide the Buyer with advanced notice of any such disclosure.

(b)             Cure Period for Breach.  If a Party believes the other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give prompt written notice to the breaching Party of the nature of the breach, and the breaching Party shall have five business days after the effectiveness of such written notice to cure the alleged breach.  Notwithstanding the foregoing, this Section 9.3(b) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

ARTICLE X
TAX MATTERS

10.1                      Apportionment of Tax Liability.  “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds there from, other than income taxes applicable on a gain for the sale of mineral rights or otherwise.  All Taxes based on or attributable to the ownership of, or based on production of Hydrocarbons shall be deemed attributable to the period for which such Taxes are assessed.  With respect to the Assets, all Taxes shall be prorated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time.  Accordingly, for the purpose of apportioning the liability for Taxes and the resulting Initial Purchase Price adjustment pursuant to Section 3.2 at Closing or pursuant to Section 14.1 in the Final Settlement Statement, (i) Buyer shall be responsible for all Taxes related to the Assets that are attributable to the period of time after the Effective Time and (ii) Seller shall be responsible for all Taxes related to the Assets that are attributable to the period of Seller’s ownership prior to the Effective Time.

For the tax period in which the Effective Time occurs, Seller shall provide Buyer with copies of any tax reports or returns filed and received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets.  Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Section 10.1.

10.2                      Sales Taxes.  Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement, if applicable but not for income taxes applicable on a gain for the sale of mineral rights or otherwise.  Seller shall file all returns and reports and remit on behalf of the Buyer any sales or similar transaction Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, provided Seller shall provide Buyer 30 days prior written notice before making any such filing.  Seller shall provide written notice and supporting detail to the Buyer with regard to such Taxes paid or to be paid on the Buyer’s behalf, and the Buyer shall reimburse the Seller for such Taxes no later than ten calendar days of the receipt of such written notice, unless Buyer contests in good faith that such Taxes are due and payable.

10.3                      Survival.  The obligations set forth in this Article X shall survive Closing in accordance with Section 16.12.

ARTICLE XI
CONDITIONS PRECEDENT TO CLOSING

11.1                      Seller’s Conditions Precedent.   The obligations of the Seller at the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)             All representations and warranties of the Buyer contained in this Agreement are true and correct in all material respects (considering the transactions contemplated by the Agreement as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were made at and as of the Closing (except to the extent such representations or warranties are as of a specific time in which case as of such other time), and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects.

(b)             Seller shall have received at or prior to the Closing a favorable legal opinion from counsel to the Buyer, addressed to Seller, in form and substance acceptable to counsel to Seller, acting reasonably, to the effect that:

(1)           the Buyer is a corporation incorporated under the CBCA, and has all requisite corporate capacity and power to carry on business and the Assignee is a corporation incorporated under the Nevada Corporations Act, and has all requisite corporate capacity and power to carry on business and is qualified to do business in each jurisdiction where it is required to do so;

(2)           the execution and delivery of the Agreement and the assignment of the Agreement to the Assignee pursuant to section 16.4 hereof and the performance by the Buyer and the Assignee, of the transactions contemplated therein (including the issuance and sale of the Offered Shares), do not result in a breach of and do not conflict with or constitute a default under the articles of incorporation of the Buyer or Assignee, the by-laws of the Buyer or Assignee, or any resolution of the Buyer’s or Assignee directors (or any committee thereof) or shareholders;

(3)           the Buyer has all requisite capacity and power to execute and deliver the Agreement and to perform all its obligations thereunder. All necessary corporate action has been taken by the Buyer to authorize the execution and delivery of the Agreement and the performance by the Buyer of its obligations thereunder. The Agreement has been duly authorized, executed and delivered by the Buyer and constitutes valid and legally binding obligations of the Buyer and, when assigned, the Assignee enforceable against it and, upon assignment, the Assignee in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(4)           all necessary corporate action has been taken by the Buyer to authorize and validly issue the Offered Shares;

(5)           the issuance by the Buyer of the Offered Shares at the Closing will be exempt from the prospectus requirements of Applicable Securities Laws of the Offering Jurisdictions, and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained by the Buyer under Applicable Securities Laws of the Offering Jurisdictions in connection therewith except that the Buyer is required to file, within ten days after the date of distribution, a report with the Alberta Securities Commission on Form 45-106F1, together with the fees prescribed by the Applicable Securities Laws of Alberta;

(6)           the first trade of the Offered Shares, by the respective holders thereof will be exempt from the prospectus requirements of Applicable Securities Laws of the Reporting Jurisdictions provided that:

(A)           the Buyer is and has been a reporting issuer for at least four months immediately preceding the first trade in any jurisdiction of Canada;

(B)           at least four months have elapsed from the Closing Date;

(C)           any ownership statement issued with respect to or any certificates representing the Offering Shares, issued on or within four months after the Closing Date were issued with a legend stating the prescribed restricted period in accordance with Section 2.5 of NI 45-102;

(D)           such trade is not a control distribution as defined in NI 45-102;

(E)           no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

(F)           no extraordinary commission or consideration is paid to a Person or company in respect of such trade; and

(G)           if the selling security holder is an insider or officer of the Buyer, the selling security holder has no reasonable grounds to believe that the Buyer is in default of any securities legislation.

(7)           at the Closing, the Offered Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Buyer; and

(8)           such other matters as Seller may reasonably request in connection with the transaction;

and in giving the opinions contemplated above, counsel to the Buyer shall be entitled, as to matters of fact, to rely upon certificates of fact from the Buyer, signed by the President or other officer of the Buyer in position to have knowledge of such facts and their accuracy, certificates of such public officials and other Persons as are necessary or desirable, and certificates of the Transfer Agent as to the number of Common Shares issued and outstanding;

(c)             Seller shall have received a certificate of the Buyer dated as of the Closing Date, signed by the President, Chief Executive Officer or Chief Financial Officer of the Buyer, or by such other officers as may be acceptable to Seller, certifying, to the best of the knowledge, information and belief of such officers after due inquiry, on behalf of the Buyer and not in their personal capacities, as to certain matters reasonably requested by Seller with respect to the Buyer including certification that:

(1)           no order halting, ceasing or suspending trading in securities of the Buyer or prohibiting the transaction or the issuance or distribution of any securities of the Buyer has been issued and no proceedings for such purpose are pending or, to the knowledge of the Buyer, threatened; and

(2)           all of the representations and warranties of the Buyer contained in the Agreement, are true and correct and all covenants, terms and conditions relating to the Buyer contained herein, and required to be performed and complied with by the Buyer on or as or the Closing have been performed and complied with by the Buyer;

(d)             as of the Closing, all covenants, agreements and obligations of the Buyer required to be performed or complied with on or before the Closing shall have been so performed or complied with and all conditions required to be complied with by the Buyer shall have been complied with;

(e)             the Buyer shall, as of the Closing, be a reporting issuer not in default under Applicable Securities Laws of the Reporting Jurisdictions; and

(f)             the Buyer shall have provided Seller with all agreements and related documents evidencing the assignment of Buyer’s contractual rights under this Agreement to the Assignee.

11.2                      Buyer’s Conditions Precedent.  The obligations of Buyer at the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)             Subject to Section 11.2(h), all representations and warranties of Seller contained in this Agreement are true and correct in all material respects (considering the transactions contemplated by the Agreement as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were made at and as of the Closing (except to the extent such representations or warranties are as of a specific time in which case as of such other time), and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects.

(b)             The board of directors of the Buyer shall have approved the terms and conditions of this Agreement.

(c)             The Buyer shall have completed its technical and financial due diligence, including Buyer’s receipt of a third party reserve report by the Buyer’s auditor.

(d)             The Buyer shall have received conditional approval of the transactions contemplated by this Agreement from the Exchange on or prior to the Closing Date.

(e)             Buyer shall have received at or prior to the Closing Date a favorable legal opinion from counsel to the Seller, addressed to Buyer, in form and substance acceptable to counsel to Buyer, acting reasonably, to the effect that:

(1)           the Seller is a corporation incorporated under the laws of the State of Nevada, and has all requisite corporate capacity and power to carry on business;

(2)           the execution and delivery of the Agreement and the performance by the Seller, of the transactions contemplated therein, do not result in a breach of and do not conflict with or constitute a default under the articles of incorporation of the Seller, the by-laws of the Seller, or any resolution of the Seller’s directors (or any committee thereof) or shareholders;

(3)           the Seller has all requisite capacity and power to execute and deliver the Agreement and to perform all its obligations thereunder. All necessary corporate action has been taken by the Seller to authorize the execution and delivery of the Agreement and the performance by the Seller of its obligations thereunder. The Agreement has been duly authorized, executed and delivered by the Seller and constitutes valid and legally binding obligations of the Seller enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(4)           such other matters as Buyer may reasonably request in connection with the transaction;

and in giving the opinions contemplated above, counsel to the Seller shall be entitled, as to matters of fact, to rely upon certificates of fact from the Seller, signed by the President or other officer of the Seller in position to have knowledge of such facts and their accuracy, certificates of such public officials and other Persons as are necessary or desirable, and certificates of the Transfer Agent as to the number of Common Shares issued and outstanding;

(f)             Buyer shall have received an opinion or opinions from Seller’s Montana counsel with respect to title to the Lands and Leases located in Montana, in form and content satisfactory to Buyer and its counsel;

(g)             Buyer shall have received a certificate of the Seller dated as of the Closing Date, signed by the President, Chief Executive Officer or Chief Financial Officer of the Seller, or by such other officers as may be acceptable to Buyer, certifying, to the best of the knowledge, information and beliefs of such officers after due inquiry, on behalf of the Seller and not in their personal capacities, as to certain matters reasonably requested by Buyer with respect to the Seller including certification that:

(1)           no order prohibiting the transaction has been issued and no proceedings for such purpose are pending or, to the knowledge of the Seller, threatened; and

(2)           all of the representations and warranties of the Seller contained in the Agreement, are true and correct and all covenants, terms and conditions relating to the Seller contained herein, and required to be performed and complied with by the Seller on or as or the Closing have been performed and complied with by the Seller;

(h)           Seller shall have provided Buyer with evidence satisfactory to Buyer in its sole discretion that Seller has Defensible Title to not less than 75% of the aggregate area of the Lands which constitute the Fiddler Creek Property;

(i)           Seller shall have received approval from all regulatory bodies necessary for the Unit Agreement to become effective and the Unit Agreement shall be in full force and effect unamended as of Closing;

(j)           Seller shall have obtained all necessary Authorizations to permit it to drill the Unit Well and Seller shall, prior to October 31, 2007, have spudded and commenced the drilling of and thereafter diligently pursued the drilling of the Unit Well required to fulfill the initial well commitment under the Unit Agreement and shall have completed all such actions as are necessary to maintain the Leases in full force and effect and good standing;

(k)           each of the American/Savannah Agreements referenced in Section 7.2(dd) among MAB, Savannah and AOGI shall have been terminated with respect to the Fiddler Creek Area, and be of no further force and effect and any and all claims by Savannah and MAB thereunder or otherwise with respect to the Assets shall have been waived and Buyer shall have entered into an agreement with Savannah to be effective as of and subject to Closing pursuant to which Buyer has granted an overriding royalty interest to Savannah as to any future leases covering lands within the Fiddler Creek Area; and

(l)           as of the Closing, all covenants, agreements and obligations of the Seller required to be performed or complied with on or before the Closing shall have been so performed or complied with and all conditions required to be complied with by the Seller shall have been complied with.

ARTICLE XII
RIGHT OF TERMINATION AND ABANDONMENT

12.1                      Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)           by Seller if the conditions set forth in Section 11.1 are not satisfied through no fault of Seller, and are not waived by Seller, as of November 30, 2007;

(b)           by Buyer if the conditions set forth in Section 11.2 are not satisfied through no fault of Buyer, and are not waived by Buyer, as of November 30, 2007;

(c)           by Seller if, through no fault of Seller, the Closing does not occur on or before November 30, 2007; and

(d)           by Buyer if, through no fault of Buyer, the Closing does not occur on or before November 30, 2007.

12.2                      Liabilities Upon Termination.

(a)           Buyer’s Breach.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing, and Seller is ready to close and is not in breach of this Agreement, Seller shall have all remedies available to it at law and equity, including specific performance, and shall have the right to pursue all such remedies.

(b)           Seller’s Breach.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing, and Buyer is ready to close and is not in breach of this Agreement, Buyer shall have all remedies available to it at law and equity, including specific performance, and shall have the right to pursue all such remedies.

(c)           Termination Pursuant to Section 12.1.  If Buyer or Seller terminates this Agreement pursuant to Section 12.1 in the absence of a breach by the other Party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement.

(d)           Limitation on Damages.  Buyer and Seller expressly waive any and all rights to consequential, special, incidental, punitive, or exemplary damages and loss of profits resulting from a breach of this Agreement.

ARTICLE XIII
CLOSING

13.1                      Date of Closing.  Unless mutually agreed by the Seller and the Buyer, the closing of the transactions contemplated by this Agreement (“Closing”) shall be held on November 5, 2007 provided that if all of the conditions set forth in Article XI have not been satisfied or waived on or before such date then Closing shall be held on the date two business days following the satisfaction or waiver of the last of the conditions set forth in Article XI to be satisfied or waived other than conditions that by their terms are to be satisfied at Closing.  The date the Closing actually occurs is called the “Closing Date.”

13.2                      Time and Place of Closing. The Closing shall be held at the offices of Seller in Denver, Colorado beginning at 9:00 a.m. Mountain Time, or at such other time and place as Buyer and Seller may agree in writing.

13.3                      Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller shall execute, acknowledge and deliver to Buyer, one or more Assignment, Bill of Sale and Conveyances in the form attached as Exhibit F, and one or more Assignment of Oil and Gas Leases in the form attached as Exhibit F-1, whichever is applicable, for all Assets to be conveyed to Buyer at the Closing pursuant to this Agreement, and any applicable governmental assignment forms, conveying such Assets to Buyer as of the Effective Time.

(b)           Seller and Buyer shall agree upon the Preliminary Settlement Statement under Section 3.2(a).

(c)           Buyer shall deliver the Closing Amount to the account at the Bank designated by Seller under Section 3.2(a), by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(d)           Buyer shall provide Seller with certificates representing the Offered Shares (other than the Holdback Shares and Environmental Holdback Shares) duly registered in the name of the Seller.

(e)           Buyer shall provide Seller documents evidencing that Buyer, or its assignee pursuant to Section 16.4 is qualified to own the Assets.

(f)           Seller shall deliver an executed statement as described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code.

(g)           Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE XIV
POST-CLOSING OBLIGATIONS

14.1                      Post-Closing Adjustments.

(a)           Final Settlement Statement.  No later than thirty (30) calendar days after Closing, Seller will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment or payment that was not finally determined as of the Closing, (ii) the calculation of such adjustment and, (iii) the final  Initial Purchase Price (the “Final Initial Purchase Price”).  No later than ten calendar days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than twenty calendar days after the Buyer’s receipt of Seller’s proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Initial Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Initial Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any payment by a Party shall be made by wire transfer of immediately available funds within five calendar days of the Final Settlement Date.  Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

14.2                      Records.  Seller agrees to make the Records available for pick up by Buyer as soon as is reasonably practical following the Closing but in no event more than ten business days after the Closing.  Seller shall have the right to review the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.  If and to the extent certain portions of the Records are subject to unaffiliated third party contractual restrictions on disclosure or transfer, Seller agrees to use reasonable efforts to obtain the waiver of such contractual restrictions; provided, however, that Seller shall not be required to expend any money in connection with obtaining such waivers.

14.3                      Proceeds and Invoices For Property Expenses Received After the Final Settlement Date.    Proceeds attributable to the Assets received by a Party, or invoices for Property Expenses, or invoices paid by one Party for or on behalf of the other Party which were not already included as an Initial Purchase Price adjustment, shall be settled as follows:

(a)           Property Expenses.  Invoices for Property Expenses received by Buyer which relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer , or if already paid by Buyer, invoiced by Buyer to Seller and Seller agrees to pay all such invoices as they become due.  Invoices for Property Expenses received by Seller which relate to operations on the Assets after the Effective Time shall be immediately forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

(b)           Duration.  The provisions of this Section 14.3 shall apply until the first anniversary of the Closing, after which time, Buyer agrees to release Seller from all obligations and liabilities for Property Expenses related to the Assets attributable to the period of time both before and after the Effective Time.

                   14.4                     Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as mat be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by the Agreement.

14.5                      Survival.  The obligations of the Parties set forth in this Article XIV shall survive the Closing in accordance with Section 16.12.

ARTICLE XV
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

15.1                      Buyer’s Assumption of Liabilities and Obligations. Upon Closing and subject to the provisions of Sections 2.3, 6.3, 14.3 and 15.3, and except for Retained Liabilities, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to (a) the Assets, (b) the Material Agreements, and (c) the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation and marketing of Hydrocarbons from the Assets relating to periods after the Effective Time, including, without limitation, the payment of Property Expenses, the payment of Taxes, royalties and overriding royalties, and irrespective of whether the following obligations arose prior to or after the Effective Time: the obligation to plug and abandon all wells located on the Lands and reclaim all Well sites located on the Lands; and (d) any other obligation or liability assumed by the Buyer pursuant to the provisions of this Agreement (collectively, the liabilities referred to in this Section 15.1 are referred to as the “Assumed Liabilities”).

15.2                      Seller’s Retention of Liabilities and Obligations.  Notwithstanding Section 15.1 upon Closing and subject to the provisions of Sections 2.3, 6.3, 14.3 and 15.3, Seller retains (a) all liabilities for Taxes relating to the Assets which accrued prior to the Effective Time and which remain unpaid at Closing; (b) all liabilities for any damages, penalties, fines or other claims whatsoever arising from any legal proceeding relating to the operations of the Assets prior to the Effective Time (the “Retained Litigation Liabilities”); and (c) all claims, costs, expenses, liabilities and obligations accruing or relating to any other obligation or liability assumed by the Seller pursuant to the provisions of this Agreement (collectively, the liabilities referred to in this Section 15.2, are referred to as the “Retained Liabilities”).

15.3                      Indemnification.  After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)           Seller’s Indemnification of Buyer.  The Seller shall defend, indemnify, save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with: (i) the Retained Liabilities; (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement; and (iii) any breach of representations, warranties, covenants, or agreements by Seller under this Agreement.   The Seller’s indemnification of the Buyer herein expressly excludes any Losses, matters or claims arising under Articles V and VI of this Agreement; except to the extent such Losses are covered by clause (ii) or (iii) of the preceding sentence.

(b)           Buyer’s Indemnification of Seller.  Buyer shall defend, indemnify, save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, (iii) any breach of representations, warranties, covenants, or agreements by Buyer under this Agreement; and (iv) all claims, costs, expenses, liabilities and obligations accruing or relating to the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation and marketing of Hydrocarbons from the Assets relating to periods before and after the Effective Time.  Notwithstanding the foregoing, Buyer provides no indemnification with respect to any matter listed in Section 15.3(a)(i), (ii) or (iii).

(c)           Release.  Buyer shall be deemed to have released the Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and the Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

(d)           Survival.  The obligations set forth in this Section 15.3 shall survive Closing in accordance with Section 16.12.

15.4                      Procedure.  The indemnifications contained in Section 15.3 shall be implemented as follows:

(a)           Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

(b)           Time.  As a condition precedent to each Party’s obligation to indemnify the other Party, the Party seeking indemnification must deliver a written Claim Notice to the indemnifying Party on or before the third anniversary of the Closing Date, provided, however that there shall be no time limitation with respect to: (i) the Retained Litigation Liabilities, (ii) Taxes; and (iii) any provision in this Agreement whereby a Party has agreed to indemnify the other Party and such provision, either expressly or by its context, would require a Claim Notice to be delivered at a date later than the time limitation set forth in this Section.

(c)           Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written claim notice (the “Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective, must state:  (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying, to the extent reasonably possible, each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty calendar days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(d)           Information.  Within thirty calendar days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give a Claim Notice to the Indemnifying Party provided that the failure to deliver a Claim Notice within such time period shall not affect the Indemnified Party’s right to indemnification hereunder unless the Indemnifying Party can show that the defense of the Claim which is the subject of such Claim Notice was materially prejudiced by the Indemnified Party’s failure to provide timely notice.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within sixty calendar days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party and the conduct of litigation through attorneys of the Indemnifying Party’s choice.  No settlement of a Claim can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party  provided that in the event that (A) the Indemnifying Party does not diligently pursue defense of the Claim or (B) a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Claim or one or more defenses are available to the Indemnified Party which are not available to the Indemnifying Party, the Indemnifying Party shall pay the costs and expenses of counsel to the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Section 15.4 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, the Parties agree to cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

15.5                      No Insurance; Subrogation.  The indemnifications provided in this Agreement shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

15.6                      Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE XVI
MISCELLANEOUS

16.1                      Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions consummated by this Agreement shall be paid by the Party incurring the same, including without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

16.2                      Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, on the first business day on or after which such facsimile is successfully transmitted and received, (iii) if mailed, five business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, the first business day on or after such notice is sent by overnight courier.  All notices shall be addressed as follows:

If to Seller:

PetroHunter Energy Corporation
1875 Lawrence Street, Suite 1400
Denver, Colorado 80203
Attention:  David E. Brody, Vice President and General Counsel
Telephone 303-893-1800
Facsimile 303-572-8972

If to Buyer:

Pearl Exploration and Production Ltd.
2500 Petro-Canada East Tower
111 - 5th Avenue S.W.
Calgary, Alberta T2P 3Y6
Attention:  Keith Hill, President and Chief Executive Officer
Telephone 604-689-7842
Facsimile 604-689-4250

With a copy to:

McCullough O’Connor Irwin LLP
1100-888 Dunsmuir Street
Vancouver, British Columbia  V6C 3K4
Attention:  Kevin Hisko
Telephone 604-687-7077
Facsimile 604-687-7099

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

16.3                      Amendments.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

16.4                      Assignment.  Prior to Closing, a Party shall not assign all or any portion of its rights or delegate all or any portion of its duties hereunder provided that Buyer may transfer all or any part of its rights hereunder to a wholly owned direct or indirect subsidiary so long as it continues to remain liable for the performance of its obligations hereunder.  No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, Seller may continue to look to Buyer for all purposes under this Agreement.

16.5                      Announcements.  Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement concerning this Agreement or the transactions contemplated hereunder and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency, financing entity or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.6                      Confidentiality Agreement.  The Confidentiality Agreement dated June 8, 2007 between the Parties controls all matters regarding confidentiality of data and information, whether written or oral, obtained from Seller in the Parties’ course of dealing prior to the Closing.  In the event a Closing does not occur the Parties agree that the Confidentiality Agreement shall continue to be in full force and effect pursuant to the terms and conditions therein.

16.7                      Confidentiality.  Except as permitted herein, for a period of two years following the Closing, the Parties shall maintain the terms and conditions of this Agreement as confidential, except disclosures that as may be required by court order, applicable laws, rules and regulations of governmental agencies or stock exchanges.  Each Party shall inform the other of such disclosures.  Unless prohibited by applicable law, the disclosing Party shall provide the other Party with advanced notice of any such disclosure.

16.8                      Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Facsimile signatures shall be considered binding.

16.9                      Governing Law.  This Agreement and the transactions contemplated thereunder, and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado without reference to the conflict of laws principles thereof.  The Parties agree that venue for any dispute pursuant to this Agreement, or the transactions contemplated thereunder, shall be in state or federal court in Denver, Colorado, and the Parties agree to be subject to the jurisdiction of such venue and court.

16.10                      Entire Agreement.  This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

16.11                      Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

16.12                      Survival.  The representations and warranties set forth in this Agreement shall survive: (i) the Closing; and (ii) the delivery and acceptance of the Assignment, Bill of Sale and Conveyance, subject to the terms and conditions of this Agreement, for a period of three years following Closing.  The other provisions of this Agreement shall survive the Closing if they are expressly stated to survive the Closing or are required by their context to survive the Closing.

16.13                      No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.

[Signature Page Follows]

The Parties have executed this Purchase and Sale Agreement, effective as of the Effective Date.

SELLER

PETROHUNTER HEAVY OIL LTD.

By:       /s/ David E. Brody

Title:    President

BUYER

PEARL EXPLORATION AND PRODUCTION LTD.

By:     /s/ Keith Hill
           Keith Hill, President and CEO

Purchase and Sale Agreement Execution Page